UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Unisys Corporation

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Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

March 17, 2017

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2017 Annual Meeting of Stockholders. This year’s meeting will be held on Wednesday, April 26, 2017, at the JW Marriott Essex House New York, which is located at 160 Central Park South in New York, New York. The meeting will begin at 8:00 a.m., local time.

Unisys entered 2016 intensely focused on executing against the strategic plan we had developed the year before. We achieved significant progress against our plan, and as a result delivered strong results for the year that reflect ongoing progress in our strategic transition of the business. We began the year by providing financial guidance for revenue, non-GAAP operating profit margin and adjusted free cash flow for the first time in more than a decade. I am pleased to report that as of the end of the year, we met our guidance for both revenue and non-GAAP operating profit margin, and exceeded it on adjusted free cash flow. We also continued to execute against our vertical go-to-market strategy (and saw revenue growth for the year on a constant-currency basis within our key focus industries), launched new tailored, software-led solutions, and continued to innovate and see improved sales trends with respect to Unisys Stealth®. We enhanced the efficiency of the business, in both our Services and Technology delivery teams, resulting in higher gross margins, and also reduced our sales, general and administrative (SG&A) costs as a percentage of revenue. Additionally, we reduced capex needs by continuing our transition to a more asset-lite model, which also contributed to significantly improved cash flow.

We are pleased to continue our practice of making proxy materials available to our stockholders over the Internet. We believe that doing so allows us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. Stockholders who continue to receive paper copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by email. You may register for electronic delivery of future proxy materials by following the instructions on either the enclosed proxy/voting instruction card or the Notice of Internet Availability of Proxy Materials that you received in the mail.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

Sincerely,

Peter A. Altabef

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2017

Unisys Corporation will hold its 2017 Annual Meeting of Stockholders at the JW Marriott Essex House New York, 160 Central Park South, New York, New York, on Wednesday, April 26, 2017, at 8:00 a.m., local time, to:

1.	elect nine directors;

2.	ratify the selection of the Company’s independent registered public accounting firm for 2017;

3.	approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 150,000,000;

4.	hold an advisory vote to approve executive compensation;

5.	hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

6.	transact any other business properly brought before the meeting.

Only record holders of Unisys common stock at the close of business on February 27, 2017 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Gerald P. Kenney
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania
March 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be Held on April 26, 2017:

The Company’s proxy statement and annual report are available at

www.proxyvote.com

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 26, 2017

The Board of Directors of Unisys Corporation solicits your proxy for use at the 2017 Annual Meeting of Stockholders to be held on April 26, 2017 and at any adjournments or postponements thereof. At the annual meeting, stockholders will be asked to (1) elect directors, (2) ratify the selection of the Company’s independent registered public accounting firm, (3) approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 150,000,000; (4) approve, on an advisory basis, the compensation of the Company’s named executive officers, (5) vote, on an advisory basis, on the frequency with which the Company should hold an advisory vote on executive compensation and (6) transact any other business properly brought before the meeting.

The record date for the annual meeting is February 27, 2017. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 50,397,101 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2016, are being made available to stockholders on or about March 17, 2017.

Internet Availability of Proxy Materials; Multiple Sets of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet, how to vote online and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

If you hold shares of Unisys common stock in more than one account, you may receive more than one Notice or more than one set of proxy materials. Please be sure to vote all the shares that you own.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by submitting a proxy by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received email instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you are the beneficial owner of shares held in “street name” by a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote in person at the meeting.

If you are a stockholder of record and you properly complete, sign and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your signed and returned proxy gives no instructions, the proxy holders will vote your shares (1) FOR the election of directors, (2) FOR the ratification of the selection of independent registered public accounting firm, (3) FOR the proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, (4) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, (5) for the approval, on an advisory basis, of an advisory vote on executive compensation EVERY YEAR and (6) in their discretion on any other matters that properly come before the annual meeting.

If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization will be prohibited under the current rules of the New York Stock Exchange (the “NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote”. The election of directors, the advisory resolution regarding the compensation of the Company’s named executive officers and the vote regarding the frequency of advisory votes on executive compensation are considered “non-routine” matters and therefore may not be voted on by your bank or broker absent specific instructions from you. The ratification of the selection of independent registered public accounting firm and the proposal to amend the Company’s Restated Certificate of Incorporation are considered “routine” and therefore may be voted on by your bank or broker without instructions from you. Please instruct your bank or broker so your vote can be counted.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of February 27, 2017. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 23, 2017. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors (Item 1). Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “FOR” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors do not include abstentions and broker non-votes.

Independent Registered Public Accounting Firm (Item 2). The proposal to ratify the selection of the Company’s independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Any shares not voted by abstention or otherwise will have the same effect as a vote “Against” the proposal. There will be no broker non-votes for the proposal to ratify the selection of the Company’s independent registered public accounting firm since brokers will be entitled to vote on this “routine” proposal.

Amendment to Restated Certificate of Incorporation (Item 3). The proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock will require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote. Any shares not voted by abstention or otherwise will have the same effect as a vote “Against” the proposal. There will be no broker non-votes for the proposal to amend the Company’s Restated Certificate of Incorporation since brokers will be entitled to vote on this “routine” proposal.

Advisory Vote to Approve Executive Compensation (Item 4). The advisory resolution to approve executive compensation will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Any shares not voted by abstention or otherwise will have the same effect as a vote “Against” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the advisory vote on executive compensation.

Advisory Vote on Frequency of Advisory Vote on Executive Compensation (Item 5). Stockholders will have the option of selecting a frequency of every year, every two years or every three years for the advisory vote on executive compensation. The Company will consider the alternative receiving the greatest number of votes as the frequency the stockholders approve. Abstentions and broker non-votes will therefore have no effect on the vote.

The advisory votes to approve executive compensation (Item 4) and on the frequency of the advisory vote on executive compensation (Item 5) are not binding on the Company. However, the Company will review and consider the results of these advisory votes when making future executive compensation decisions and when making determinations as to when the Company will again submit the advisory vote on executive compensation to stockholders for approval.

ELECTION OF DIRECTORS

(Item 1)

Summary

The Board of Directors of Unisys Corporation (the “Board of Directors” or the “Board”) currently consists of ten members, each of whose term expires at the annual meeting. Ms. Leslie Kenne will retire from the Board at the annual meeting. Each of the remaining nine directors has been nominated for reelection for a term expiring at the 2018 annual meeting. Each of the nominees has agreed to serve as a director if elected, and the Company believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The following charts highlight the balance in age and the diversity in tenure, gender and ethnicity of our director nominees. Also highlighted are the variety of background and experience of the director nominees. The Board believes that this balance and mix of diversity, background and experience will help bring broad and valuable perspectives to the Board that will lead to a well-functioning board of directors.

AGE

TENURE

DIVERSITY	INDEPENDENCE

BACKGROUND AND EXPERIENCE

Key
Senior Leadership	Experience serving in a senior leadership role of a complex organization
Public Company Board	Experience as a board member of another publicly-traded company
CEO	Experience serving as a Chief Executive Officer of a publicly-traded company
Financial Expertise	Experience or expertise in finance, accounting, financial management or financial reporting
Technology	Experience or expertise in the information technology industry
Industry Sectors	Knowledge of or experience in one or more of the client industry sectors or growth segments that the company serves
International	Experience with global business operations or with doing business internationally

Information Regarding Nominees

The names and ages of the nominees, their principal occupations and employment during the past five years, and other information regarding them are as follows.

The Board of Directors recommends a vote “FOR” all nominees

PETER A. ALTABEF Age: 57 Director Since: 2015 Unisys President and CEO

Professional Experience:

Mr. Altabef is President and Chief Executive Officer of Unisys and a member of the Board of Directors. Prior to joining Unisys in 2015, Mr. Altabef was the President and Chief Executive Officer, and a member of the Board of Directors, of MICROS Systems, Inc. from 2013 until 2014, when MICROS Systems, Inc. was acquired by Oracle Corporation. He previously served as President and Chief Executive Officer of Perot Systems Corporation from 2004 until 2009, when Perot Systems was acquired by Dell, Inc. Thereafter, Mr. Altabef served as President of Dell Services (a unit of Dell Inc.) until his departure in 2011. Mr. Altabef also serves on the President’s National Security Telecommunications Advisory Committee, the Board of Directors of NiSource Inc., the Board of the East West Institute, the Board of Advisors of Merit Energy Company, LLC and the Advisory Board of Petrus Trust Company, L.T.A. He previously served as Senior Advisor to 2M Companies, Inc. in 2012, and served as a director of Belo Corporation from 2011 through 2013.

Attributes, Skills and Qualifications:

Mr. Altabef has more than 20 years of senior leadership experience in the information technology industry and, having led both Perot Systems Corporation and MICROS Systems, Inc., has a proven ability to drive revenue growth and achieve strong financial performance. As a result, Mr. Altabef has the leadership skills and experience to serve as a director and as the President and Chief Executive Officer of the Company.

JARED L. COHON Age: 69 Director Since: 2013 Compensation Committee Independent

Professional Experience:

Dr. Cohon is President Emeritus and University Professor of Civil and Environmental Engineering and Engineering and Public Policy at Carnegie Mellon University. He served as President of Carnegie Mellon from 1997 until 2013. During this period, he led the university’s global expansion while enhancing programs in information technology, diversity, international education, economic development and other areas. Prior to joining Carnegie Mellon, Dr. Cohon served as Dean of the School of Forestry and Environmental Studies at Yale University. Before that, he was an associate dean of engineering and vice provost for research at Johns Hopkins University. Dr. Cohon currently serves as a director of Ingersoll-Rand, plc. From 1999 to 2008, he served as a director of Trane, Inc. (formerly American Standard Companies, Inc.) and from 2010 to 2016, he served as director of Lexmark International, Inc.

Attributes, Skills and Qualifications:

Dr. Cohon brings to the Board both the management expertise and the unique perspective on technological matters gained from serving as the president of a global research university known for its leadership in technology programs. This, combined with his distinguished academic career, his international experience and the experience he has gained from serving as a director of multiple publicly traded companies make him a valued contributor to our Board.

ALISON DAVIS Age: 55 Director Since: 2011 Audit and Finance Committee Compensation Committee Independent

Professional Experience:

Ms. Davis is former Managing Partner of Belvedere Capital Partners, Inc., a private equity firm serving the financial services sector, a position she held from 2003 to 2010. Prior to joining Belvedere, she served as Chief Financial Officer and Head of Strategy and Corporate Development for Barclays Global Investors from 2000 to 2003 and as a senior partner at A.T. Kearney, Inc. from 1993 to 2000. Ms. Davis began her career as a consultant at McKinsey & Company. Ms. Davis is currently a director of the Royal Bank of Scotland Group plc., Fiserv Corporation and Ooma Inc. She also served as a director of First Data Corporation from 2002 to 2007, as a director of LECG Corporation from 2007 to 2011, and as a director of City National Bank from 2010 to 2011.

Attributes, Skills and Qualifications:

With her experience in global financial services and her roles as a senior executive and as a consultant, Ms. Davis brings valuable expertise in corporate strategy and financial management to our Board. In addition, Ms. Davis’ years at Belvedere and Barclays, as well as her service as a director of Fiserv, City National Bank and Royal Bank of Scotland, have given her a deep understanding of the financial services market, a market that Unisys serves.

NATHANIEL A. DAVIS Age: 63 Director Since: 2011 Nominating and Corporate Governance Committee Independent

Professional Experience:

Mr. Davis is Chairman of the Board of K12 Inc., a provider of proprietary curricula and on-line education programs for students in kindergarten through high school. He served as Chief Executive Officer of K12 from 2014 to 2016. Mr. Davis worked as Managing Director of the RANND Advisory Group, a business consulting group that advises software, technology, media and venture capital firms before assuming the role of Chairman of K12 in 2013. From 2007 to 2008, he was President and Chief Executive Officer of XM Satellite Radio, a provider of direct satellite radio broadcasts in the U.S., and from 2006 to 2007, was its President and Chief Operating Officer. He also was a member of the XM Satellite Radio Board of Directors from 1999 until 2008. From 2000 to 2003, he was President and Chief Operating Officer and a member of the Board of Directors of XO Communications (formerly Nextlink Communications). He has also held senior management roles at Nextel Communications and MCI Communications. He began his career at AT&T. Mr. Davis also serves as a trustee of the RLJ Lodging Trust. Mr. Davis served as a director of Charter Communications, Inc. from 2005 to 2008 and as a director of EarthLink, Inc. in 2011.

Attributes, Skills and Qualifications:

Mr. Davis brings managerial and operational expertise to our Board. This expertise, as well as his extensive experience in the communications industry, brings a valuable perspective to our Board as Unisys continues its work to strengthen its competitive and financial profile in a changing IT industry.

DENISE K. FLETCHER Age: 68 Director Since: 2001 Nominating and Corporate Governance Committee, Chair Audit and Finance Committee Independent

Professional Experience:

Ms. Fletcher is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., a provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. Before joining MasterCard, she served as Chief Financial Officer of Bowne Inc., a global document management and information services provider. Ms. Fletcher is a director of Inovalon, Inc., a publicly-traded technology company, and a member of the Group Governance Council of Mazars Group, an international organization that specializes in audit, accounting, tax, legal, and advisory services. During 2004 and 2005, she served as a director of Sempra Energy and of Orbitz, Inc.

Attributes, Skills and Qualifications:

As an experienced financial and operational leader with companies in a variety of industries, Ms. Fletcher brings a broad understanding of the strategic priorities of diverse industries,

coupled with knowledge of financial and tax matters and financial reporting and experience in investments and acquisitions. In addition, Ms. Fletcher’s years at MasterCard and Bowne have given her an understanding of the financial and other aspects of doing business globally, which is particularly important for a company like Unisys, which receives more than half of its revenue from international operations.

PHILIPPE GERMOND Age: 60 Director Since: 2016 Nominating and Corporate Governance Committee Independent

Professional Experience:

Mr. Germond is the former Chairman of the Management Board (the equivalent of chief executive officer) of Europcar Groupe S.A., a publicly traded European car rental operator with a presence in more than 140 countries and the leading operator in Europe, a position he held from 2014 to 2016. Before joining Europcar Groupe, Mr. Germond served as Chairman and Chief Executive Officer of Paris Mutuel Urbain from 2009 to 2014, Chairman and Chief Executive Officer of Atos Origin from 2007 to 2008, a member of the Management Board of Atos Worldline from 2006 to 2008, President and Chief Operating Officer of Alcatel from 2003 to 2005 and Chairman and CEO of SFR (Societe Francaise du Radiotelephone — Cegetel) from 1995 to 2002. Prior to that, Mr. Germond began his career at Hewlett-Packard, where he served for 15 years in various marketing and sales roles of increasing responsibility, ultimately serving in Europe as the Managing Director of the Microcomputer Group and a member of the Management Board. Mr. Germond served as the Chairman of the Supervisory Board of Qosmos, a French software company, until its acquisition in December 2016.

Attributes, Skills and Qualifications:

As a successful leader in sales, operations and governance, Mr. Germond brings broad executive experience in a number of industries. His experience implementing transformation projects and making companies more digital and customer-oriented is helpful to Unisys as we continue our transformation and bring enhanced value to our clients. In addition, Mr. Germond’s vast global experience is particularly useful for Unisys, a company with about half of its revenue from international operations and approximately 30% of its revenue from Europe.

PAUL E. MARTIN Age: 58 Director Since: 2017 Independent

Professional Experience:

Mr. Martin is Corporate Vice President, Chief Information Officer of Baxter International, Inc., a position he has held since 2011. From 1999 to 2011, Mr. Martin was at Rexam Plc, serving as Global Chief Information Officer from 2004 to 2011 and as Division CIO from 1999 to 2004. Previously, Mr. Martin held management roles at CIT Group Capital Financing, Burlington Northern Santa Fe Corporation, and Frito-Lay, Inc. Mr. Martin has served as a director of Unisys since February 2017.

Attributes, Skills and Qualifications:

With extensive executive management experience across the entire IT industry, Mr. Martin understands the IT challenges that Unisys customers face. In addition, the Board will greatly benefit from Mr. Martin’s international experience and his deep life sciences and healthcare expertise, a core industry area of focus for the Company.

LEE D. ROBERTS Age: 64 Director Since: 2011 Compensation Committee, Chair Audit and Finance Committee Independent

Professional Experience:

Mr. Roberts is Chief Executive Officer and President of BlueWater Consulting, LLC. Prior to that, he was general manager and vice president for document, content and business process management at IBM Corporation. Mr. Roberts was with FileNET Corporation from 1997 until its acquisition by IBM in 2006, serving as its Chairman and Chief Executive Officer from 2000 to 2006, its President and Chief Executive Officer from 1998 to 2000, and President and Chief Operating Officer from 1997 to 1998. Prior to FileNET, Mr. Roberts spent twenty years at IBM, where he held numerous senior management, sales and marketing roles. He is a director of Inovalon, Inc. and QAD Inc.

Attributes, Skills and Qualifications:

Mr. Roberts brings a deep understanding of the IT industry, technology trends and customer requirements to the Unisys Board. In addition, his extensive executive experience in our industry enables him to provide important strategic counsel to the Board.

PAUL E. WEAVER Age: 71 Director Since: 2010 Chairman of the Board Audit and Finance Committee, Chair Independent

Professional Experience:

Mr. Weaver has over 30 years of experience in providing accounting, audit and business advisory advice and services. He was with PricewaterhouseCoopers from 1972 to 2006, serving as the firm’s Vice Chairman from 1994 to 1999 and as Chairman of its Global Technology and Infocomm practice from 1999 to 2006. Mr. Weaver is currently a director of AMN Healthcare, Inc. and WellCare Health Plans, Inc. He also served as a director of Gateway, Inc. from 2006 to 2007 and as a director of Idearc Media from 2006 to 2009.

Attributes, Skills and Qualifications:

Mr. Weaver’s experience in leadership and governance roles within PricewaterhouseCoopers, his position as head of the firm’s global technology practice and his years of experience providing audit and advisory services to a number of the world’s largest multinational companies make him particularly suited to be Chairman of Unisys and chair of the Audit and Finance Committee. In addition, his service on other boards and committees, including as the chairman of the audit committee of WellCare Health Plans and as a member of the audit committee of AMN Healtchare, Inc., and as a member of the compensation committee of WellCare, gives him valuable knowledge and perspective.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held eight meetings in 2016. During 2016, all directors attended at least 75% of the total number of meetings of the Board of Directors and standing committees on which they served (held during the period when the director served).

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s current directors who were directors at the time of the 2016 annual meeting attended that meeting.

Independence of Directors

All of the Company’s directors and nominees for director other than Mr. Altabef meet the independence requirements prescribed by the NYSE and, in the case of members of the Audit and Finance Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director or nominee has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2016.

Committees

The Board of Directors has a standing Audit and Finance Committee, Compensation Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it.

The current composition of each standing committee is set forth below:

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee
Peter A. Altabef
Jared L. Cohon		X
Alison Davis	X	X
Nathaniel A. Davis			X
Denise K. Fletcher	X		Chair
Philippe Germond			X
Leslie F. Kenne		X	X
Paul E. Martin(1)
Lee D. Roberts	X	Chair
Paul E. Weaver	Chair

(1)	Mr. Martin was elected to the Board of Directors on February 9, 2017 and has not yet been appointed to a standing committee.

AUDIT AND FINANCE COMMITTEE

Members: Ms. Davis, Ms. Fletcher, Mr. Roberts and Mr. Weaver (chair)

Number of Meetings: 9

Independence and Qualifications: The Board has determined that each of Ms. Davis, Ms. Fletcher, Mr. Roberts and Mr. Weaver qualifies as independent under the listing standards of the NYSE and is financially literate and an “audit committee financial expert” as defined by the SEC.

Purpose: The Audit and Finance Committee assists the Board in its oversight of (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of its systems of internal controls regarding financial reporting and accounting compliance, (3) the independence and qualifications of the Company’s independent registered public accounting firm, (4) the performance of the Company’s internal audit function and its independent registered public accounting firm, (5) the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs, (6) the Company’s risk assessment and risk management policies, (7) the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans and (8) the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. The Audit and Finance Committee is also responsible for preparing the report required by the SEC to be included in the Company’s annual proxy statement.

COMPENSATION COMMITTEE

Members: Dr. Cohon, Ms. Davis, Ms. Kenne and Mr. Roberts (chair)

Number of Meetings: 6

Independence and Qualifications: The Board has determined that each of Dr. Cohon, Ms. Davis, Ms. Kenne and Mr. Roberts qualifies as independent under the listing standards of the NYSE.

Purpose: The Compensation Committee (1) oversees the compensation of the Company’s elected executive officer and other executives who report directly to the Chief Executive Officer, (2) oversees the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees and (3) reviews the senior executive succession plan and the senior executive leadership development process as presented by the Chief Executive Officer. The committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and makes recommendations to the independent members of the Board concerning the compensation level of the Chief Executive Officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s Chief Executive Officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. Under its charter, the Compensation Committee also annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. In 2016, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as its outside compensation consultant. During 2016, Pearl Meyer and its affiliates did not provide any additional services to the Company or its affiliates, and the work of Pearl Meyer has not raised any conflict of interest. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Mr. Davis, Ms. Fletcher (chair), Mr. Germond and Ms. Kenne

Number of Meetings: 4

Independence and Qualifications: The Board has determined that each of Mr. Davis, Ms. Fletcher, Mr. Germond and Ms. Kenne qualifies as independent under the listing standards of the NYSE.

Purpose: The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. The director nomination process and the factors considered by the committee when reviewing candidates are described below in “Director Nomination Process.” It also oversees the Company’s corporate governance. As a part of this responsibility, the Nominating and Corporate Governance Committee oversees the evaluation of the Board of Directors, including reviewing annually with the Board the independence of outside directors and annually facilitating the Board’s self-assessment of its performance.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers, with input from the Board, those factors it deems appropriate, such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. The aim is to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee the Company’s business. In February 2017, the Nominating and Corporate Governance Committee recommended, and the Board elected, one new director, Mr. Martin. As part of the selection process, the Board considered his extensive executive management experience across the entire IT industry, his international experience and his deep life sciences and healthcare expertise.

As set forth above, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The committee will also consider recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422.

The full Board is responsible for final approval of new director candidates, as well as the nomination of existing directors for reelection. With respect to existing directors, prior to making its recommendation to the full Board, the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer, reviews each director’s continuation on the Board as a regular part of the annual nominating process. Specific information on the qualifications of each of the Company’s directors is included above.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-employee directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422. All communications directed to Board members will be delivered to them.

Board Leadership Structure

As set forth in paragraph 4 of “Corporate Governance Guidelines” below, the Board believes that it should have the flexibility to make the selection of Chairman of the Board and Chief Executive Officer in the way that it believes best to provide appropriate leadership for the Company at any given point in time. Therefore, the Board does not have a policy, one way or the other, on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Over the last twelve years, the Company has had each of the following leadership structures, reflecting its circumstances at the time: separate Chairman and Chief Executive Officer, with the Chairman being a member of the Company’s management (2005); combined Chairman and Chief Executive Officer (2008 to 2014); and separate non-employee Chairman and Chief Executive Officer (2006 to 2008 and 2015 to present). Pursuant to the Company’s governance guidelines, whenever the Chairman is an employee of the Company, the Board elects a lead director from its independent directors.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic and operating plans, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit and Finance Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s chief audit executive prepares annually a corporate risk assessment report and provides that report to the Board of Directors each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company and identifies the controls and management initiatives that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the chief audit executive periodically reports to the Audit and Finance Committee regarding their design and effectiveness. The Audit and Finance Committee also receives annual reports from management on the Company’s ethics program and on environmental compliance, regularly reviews with management the Company’s financial arrangements, capital structure and the Company’s ability to access the capital markets, and oversees the allocation policies with respect to the Company’s pension assets, as well as the performance of pension plan investments. As part of its responsibilities as set forth in its charter, the Compensation Committee annually reviews management’s assessment of risk as it relates to the Company’s compensation arrangements. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full Board.

Compensation of Directors

The Company’s non-employee directors receive an annual retainer of $60,000. Mr. Weaver receives an additional $100,000 annual retainer for serving as Chairman of the Board. In February 2016, the Board eliminated the meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings, increased the annual committee chair retainers and added annual committee member retainers. Currently, the chair of the Audit and Finance Committee receives a $26,000 annual retainer, the chair of the Compensation Committee receives a $19,000 annual retainer and the chair of the Nominating and Corporate Governance Committee receives a $16,250 annual retainer. Each other member of the Audit and Finance Committee receives a $12,000 annual retainer and each other member of the Compensation Committee and the Nominating and Corporate Governance Committee receives a $7,500 annual retainer. Prior to adopting these changes, the Board considered an assessment of our non-employee director compensation provided by Pearl Meyer, which took into account the director compensation and practices of the peer group companies used as a frame of reference in assessing our executive compensation. The new fee amounts were aligned with the median amounts provided by our peer group companies at the time of assessment. On February 11, 2016, each non-employee director at the time of the Board meeting on that date received an annual grant of 15,000 restricted stock units having a value of $150,000 based on the fair market value of Unisys common stock on that date that vested immediately. On April 28, 2016, Mr. Germond received an annual grant of 18,964 restricted stock units having a value of $150,005 based on the fair market value of Unisys common stock on that date that vested immediately. Directors may defer receipt of these restricted stock units until termination of service, or until a specified date, under the Company’s deferred compensation plan for directors.

The annual retainers described above are paid in monthly installments in cash. However, directors may choose, on an annual basis, to receive these fees in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. Directors also may defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors. The following table provides a summary of the 2016 compensation of current non-employee directors.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jared L. Cohon	67,750	150,000	—	—	—	—	217,750
Alison Davis	75,750	150,000	—	—	—	—	225,750
Nathaniel A. Davis	67,750	150,000	—	—	—	—	217,750
Denise K. Fletcher Chair, Nominating and Corporate Governance Committee	87,375	150,000	—	—	—	—	237,375
Philippe Germond	55,000	150,005	—	—	—	—	205,005
Leslie F. Kenne	75,500	150,000	—	—	—	—	225,500
Lee D. Roberts Chair, Compensation Committee	89,000	150,000	—	—	—	—	239,000
Paul E. Weaver Chairman of the Board; Chair, Audit and Finance Committee	186,500	150,000	—	—	—	—	336,500

(1)	Amounts shown are the annual board retainer, annual retainer fees for chairs of committees and the Chairman of the Board, and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2016 financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016. Amounts shown are in respect of the 15,000 restricted stock units granted to directors other than Mr. Germond on February 11, 2016 and in respect of the 18,964 restricted stock units granted to Mr. Germond on April 28, 2016. Includes awards that have been deferred under the deferred compensation plan for directors.

(3)	At December 31, 2016, directors had outstanding stock units in respect of directors’ fees as follows: Dr. Cohon — 0; Ms. Davis — 0; Mr. Davis — 0; Ms. Fletcher — 1314.8; Mr. Germond — 0; Ms. Kenne — 0; Mr. Roberts — 0; Mr. Weaver — 0.

(4)	At December 31, 2016, none of the directors had outstanding stock options.

Under the Company’s stock ownership guidelines, directors are expected to own Unisys stock or stock units having a value equal to five times their annual retainer within five years after the director’s date of election to the Board. The number of shares owned by each director is set forth in the stock ownership table on page 28.

Code of Ethics and Business Conduct

The Unisys Code of Ethics and Business Conduct applies to all employees, officers (including the Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller) and directors. The code is posted on the Company’s web site at www.unisys.com/ethics and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s web site at www.unisys.com/governance and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the NYSE. Members of the Audit and Finance, Compensation, and Nominating and Corporate Governance Committees must also meet the NYSE independence criteria, as well as any applicable independence criteria prescribed by the SEC.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the NYSE and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, expertise, strength of character, mature judgment, leadership ability, technical skills, diversity and age in its assessment of the needs of the Board.

4. The Board is free to make the selection of Chairman of the Board and Chief Executive Officer any way that seems best to assure the success of the Company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman of the Board should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the NYSE.

5. In accordance with the Company’s Bylaws, no director shall stand for re-election at any annual stockholders’ meeting following attainment of age 72 and no person shall be elected a director (as a result of an increase in the number of directors, to fill a vacancy or otherwise) if such person has attained the age of 72.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s Chief Executive Officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-employee directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-employee directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit and Finance Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, each committee will conduct an annual self-evaluation of its performance and will make a report annually to the Board.

14. The non-employee directors will evaluate the performance of the Chief Executive Officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the NYSE will determine and approve, the compensation of the Chief Executive Officer.

15. To assist the Board in its planning for the succession to the position of Chief Executive Officer, the Chief Executive Officer is expected to provide an annual report on succession planning to the Board.

16. Members of the Board should at all times act in accordance with the Company’s confidentiality policy for directors.

17. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2016 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest. The Company does not have any such transactions to report.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the Chief Executive Officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit and Finance Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit and Finance Committee has reviewed and discussed the audited financial statements and reporting process for 2016, including internal controls over financial reporting, with management and with KPMG LLP, the Company’s independent registered public accounting firm. The committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Audit and Finance Committee

Alison Davis

Denise K. Fletcher

Lee D. Roberts

Paul E. Weaver (Chair)

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the years ended December 31, 2016 and 2015. KPMG LLP has billed the Company the following fees for professional services rendered in respect of 2016 and 2015 (in millions of dollars):

	2016	2015
Audit Fees	$8.8	$9.2
Audit-Related Fees	2.3	1.8
Tax Fees	0.1	0.2
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for SSAE No. 16 engagements, employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services.

The Audit and Finance Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit and Finance Committee has delegated pre-approval authority to the chair of the committee. The chair of the committee reports any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 2)

The Audit and Finance Committee has engaged the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2017. KPMG LLP has been the Company’s independent registered public accounting firm since 2008. The Company expects that representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of Directors considers KPMG LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2017.

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

(Item 3)

The Company’s Board of Directors has approved, declared advisable and in the best interests of the Company and its stockholders and is submitting for stockholder approval an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 150,000,000.

During 2016, the Company issued $213.5 million of 5.50% Convertible Senior Notes due in 2021. In connection with this issuance, the Company reserved up to 27,415,305 shares of common stock for issuance upon the conversion of these notes. On February 28, 2017, there were 50,397,101 shares of the Company’s common stock outstanding. In addition, 7,828,639 shares of common stock were reserved for issuance in connection with the Company’s various employee benefit and compensation plans. This leaves 14,358,955 shares of common stock, or less than 15% of the number of shares of common stock currently authorized, available for future use.

The Company’s Restated Certificate of Incorporation also authorizes the issuance of 40,000,000 shares of preferred stock. Currently, there are no shares of preferred stock outstanding. The proposed amendment does not increase the number of shares of preferred stock that the Company is authorized to issue.

Form of the Amendment

If stockholders approve this proposal, the Company’s Restated Certificate of Incorporation will be amended to increase the number of shares of common stock the Company is authorized to issue from 100,000,000 to 150,000,000. The par value of the common stock will remain at $.01 per share. The amendment would amend the first sentence of Article IV, Section 1 of the Company’s Restated Certificate of Incorporation to read in its entirety as follows:

Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 190,000,000 shares, divided into two classes consisting of 150,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), and 40,000,000 shares of Preferred Stock, par value $1 per share (“Preferred Stock”).

The remaining text of Article IV, Section 1 of the Company’s Restated Certificate of Incorporation will remain unchanged.

Purpose of the Amendment

The Board is recommending this increase in authorized shares of common stock primarily to give the Company appropriate flexibility to issue shares for future corporate needs. The shares may be issued by the Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the rules of the NYSE. Although there is no present agreement to issue any shares, the newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, employee stock plans and savings plans or for other corporate purposes. There are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of common stock that would be authorized by the proposed amendment. However, the Board believes that these additional shares will provide the Company with needed ability to issue shares in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The Company’s stockholders do not have preemptive rights with respect to its common stock. Accordingly, should the Board of Directors elect to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase the shares.

Potential Adverse Effects of the Amendment

Future issuances of common stock or securities convertible into common stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any takeover attempts, but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.

Effectiveness of the Amendment and Vote Required

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company anticipates doing as soon as practicable following approval of this proposal. The adoption of this amendment requires the approval of a majority of the outstanding shares of common stock entitled to vote.

The Board of Directors recommends a vote “FOR” the proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Item 4)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is asking stockholders to approve an advisory resolution on compensation of its named executive officers, as described below in this proxy statement in “Executive Compensation”, “Summary Compensation Table” and the related compensation tables and narrative.

As described in detail in “Compensation Discussion and Analysis” beginning on page 29, the Company’s executive compensation program is designed to attract, motivate and retain the executives who lead the Company’s business, to reward them for achieving financial and strategic company goals and to align their interests with the interests of stockholders. The Company believes that the compensation of its named executive officers is reasonable, competitive and strongly focused on pay for performance principles, with a significant portion of target compensation at risk and performance based. The Company emphasizes compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals. Through stock ownership requirements and equity incentives, the Company also aligns the interests of its executive officers with those of stockholders and the long-term interests of the Company. The Company believes that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the Company’s goals and that the executive compensation reported in this proxy statement was appropriate and aligned with 2016 results. Please read the “Compensation Discussion and Analysis” below, as well as the compensation tables and narrative that follow it, for additional details about the Company’s executive compensation programs and compensation of the named executive officers in 2016.

For the reasons set forth above, the Company is asking stockholders to approve the following advisory resolution at the annual meeting:

RESOLVED, that the stockholders of Unisys Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company’s Board of Directors. However, the Board and the Compensation Committee will review and consider the vote when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 5)

In accordance with Section 14A of the Exchange Act, the Company is asking stockholders to vote on whether they would prefer future advisory votes on executive compensation to occur every year, every two years or every three years. After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation every year is appropriate for the Company and its stockholders at this time. The Company has conducted an advisory vote on executive compensation on an annual basis since 2011.

You may cast your vote on your preferred voting frequency by choosing one of the following options — one year, two years, three years or abstain — on the proxy card when you vote in response to the resolution set forth below:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast on this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.

Stockholders are not voting to approve or disapprove the Board’s recommendation.

The Board and the Compensation Committee will review and consider the vote when making future determinations as to the frequency of the advisory “say-on-pay” vote. However, because this advisory vote on frequency is non-binding, the Company may decide that it is in its and its stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option selected by stockholders.

The Board of Directors recommends that you vote for the option of every ONE YEAR as to the frequency of the advisory vote on the compensation of the Company’s named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2016 with respect to compensation plans under which Unisys common stock is authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2.099 million 1.454 million	(1) (2)	$ $	25.41 0	3.808 million	(3)
Equity compensation plans not approved by security holders(4)	0.002 million	(5)		$0	0
Total	3.555 million				3.808 million

(1)	Represents stock options.

(2)	Represents restricted stock units. Assumes that unearned performance-based restricted stock units will vest at target.

(3)	Shares issuable under the Unisys Corporation 2016 Long-Term Incentive and Equity Compensation Plan (the “2016 Plan”). Assumes that outstanding unearned performance-based restricted stock units will vest at the maximum amount.

(4)	Represents the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under the 2016 Plan, which was approved by stockholders. No shares (other than shares subject to outstanding awards previously made) are available for future issuance under the Stock Unit Plan.

(5)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially owned more than 5% of Unisys common stock as of February 28, 2017. This information is derived from Schedules 13G filed by such persons or groups.

Name and Address of Beneficial Owner	Number of Shares Of Common Stock	Percent of Class
BlackRock, Inc.	4,315,305(1)	8.6
55 East 52nd Street New York, NY 10055
Fairpointe Capital LLC	5,752,957(2)	11.5
1 N. Franklin Street, Suite 3300 Chicago, IL 60606
FMR LLC	7,512,498(3)	14.999
Abigail P. Johnson 245 Summer Street Boston, MA 02210
JPMorgan Chase & Co.	3,500,161(4)	6.9
270 Park Avenue New York,, NY 10017
Royce & Associates, LP	2,660,101(5)	5.31
745 Fifth Avenue New York, NY 10151
The Vanguard Group	5,286,996(6)	10.55
100 Vanguard Blvd. Malvern, PA 19355

(1)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 4,121,998 shares.

(2)	Sole dispositive power has been reported for 5,582,557 shares, and shared dispositive power has been reported for 170,400 shares. Sole voting power has been reported for 5,504,627 shares.

(3)	Sole dispositive power has been reported for all shares. Sole voting power has been reported for 215,028 shares.

(4)	Sole dispositive power has been reported for 3,473,395 shares and shared dispositive power has been reported for 166 shares. Sole voting power has been reported for 3,052,475 shares.

(5)	Sole dispositive and sole voting power have been reported for all shares.

(6)	Sole dispositive power has been reported for 5,195,469 shares, and shared dispositive power has been reported for 91,527 shares. Sole voting power has been reported for 87,293 shares. Shared voting power has been reported for 6,902 shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 27, 2017 by all directors, each of the executive officers named on page 39, and all directors and current officers of Unisys as a group.

Beneficial Owner	Number of Shares of Common Stock (1)(2)	Additional Shares of Common Stock Deemed Beneficially Owned (1)(3)	Percent of Class
Peter A. Altabef	106,822	93,334	*
Jared L. Cohon	40,016	0	*
Alison Davis	55,032	0	*
Nathaniel A. Davis	14,293	0	*
Denise K. Fletcher	72,338	0	*
Philippe Germond	24,404	0	*
Janet B. Haugen	44,746	77,137	*
Eric Hutto	11,756	4,046	*
Leslie F. Kenne	70,943	0	*
Paul E. Martin	0	0	*
Jeffrey E. Renzi	31,622	56,501	*
Lee D. Roberts	43,380	0	*
Inder M. Singh	0	0	*
Andrew J. Stafford	0	0	*
Paul E. Weaver	63,855	0	*
All directors and current officers as a group	613,523	293,002	1.4

*	Less than 1%

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed. Amounts shown for Ms. Haugen are as of October 31, 2016, her last day of employment with the Company.

(2)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Ms. Haugen, 1,459.8; current officers as a group, 3,348.5. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 16, for directors as follows: Ms. Fletcher, 1,314.8. They may not be voted.

(c)	Stock units deferred under the 2005 Deferred Compensation Plan for Directors as follows: Dr. Cohon, 40,016; Ms. Davis, 44,393; Ms. Fletcher, 51,191; and Ms. Kenne, 55,069. Deferred stock units are distributed in shares of common stock upon the earlier of termination of service or on any date at least two years after the stock units are awarded, as previously elected by the director. They may not be voted.

(3)	Shares shown are shares subject to options exercisable within 60 days following February 27, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our Business

Unisys is a global information technology company in the midst of a strategic transition. In 2016, the Company made substantial progress towards our objectives of improving profitability and free cash flow, strengthening our go-to-market approach, and delivering on our revenue guidance. To improve visibility, we provided financial guidance for the first time in over a decade to track our progress on key financial metrics and delivered on these commitments. In addition, we are exiting 2016 with an estimated $205 million in annualized cost savings through our cost reduction plan (compared to an initial plan of $200 million). The Company’s business context and performance are summarized below.

Unisys is committed to enhancing peoples’ lives through digital security. We work with many of the world’s largest companies and government organizations to solve their most pressing IT and business challenges through high-value services, software and solutions. Over 90 of the Fortune 500 Global companies utilize Unisys systems to improve productivity and customer satisfaction. We offer:

Broad, global reach	Deep industry expertise in selected markets	Leading-edge solutions

 Government:

•   More than 300 government agencies worldwide use Unisys solutions

•   Unisys systems screen 98% of all inbound vehicular traffic at northern and southern U.S. border crossings

•   37 U.K. police forces use Unisys cloud-based HOLMES solution to manage criminal investigations

•   Cloud and infrastructure services

•   Application services

•   Security and analytics solutions

•   End user services

•   Business Process Outsourcing

•   Software Applications:

➢    Digital Investigator™

➢    LineSight™

➢    AirCore™

➢    LMS™

➢    InfoImage™

➢    VantagePoint™

•  High-end server technology

144 years of products and services 80+ countries >1,500 clients

 Financial Services:

•   More than $1 trillion is cleared every day by a clearinghouse powered by Unisys

•   More than 125 banks worldwide use Unisys retail banking delivery platform

•   Unisys solutions protect more than 5 million internet banking customers in Singapore, Hong Kong and Malaysia from banking fraud

 Commercial:

•   18 of the top 25 global airlines rely on Unisys solutions

•   20% of global passenger boardings are processed through Unisys solutions

•   Unisys supports 1.4 million life science incidents and service requests per year through its global service desk offerings

We operate in two business segments – Services and Technology. In our Services segment, we provide services to help clients improve their competitiveness, security, and cost efficiency. In 2016, approximately 85% of our revenue was attributable to the Services segment. In our Technology segment, we design and develop software, servers, and related products to help clients reduce costs, improve flexibility, and improve the efficiency of their data center environments. Compared to our Services segment, the Technology segment can see more variability in its results from quarter to quarter, but is also more profitable.

The Company is undergoing a transformation to improve its capability to respond to changing client expectations:

Industry Changes	Client-Focused Company Strategic Objectives

 ✓    Consultative selling approach: Rather than relying only on the RFP process, clients are seeking a partnership with their provider which involves working with them over time to understand their needs and develop more tailored solutions

  ✓    Domain Expertise: Clients expect solutions targeted to their specific industry; companies are focusing on domain expertise within targeted verticals to provide value-added services based on experience within certain targeted verticals, which over time has improved profitability for those companies compared to providing broader but less differentiated offerings

✓      Investing in developing the consultative selling skillset needed to address changing client demands with the objective of improving revenue over time

✓      Implementing a vertical go-to-market strategy focused on key industries where the company has deep expertise and organizing the business internally to support that approach

¡      Intended to improve revenue and profitability over time by moving from low margin/commoditized offerings in non-core areas to premium services

Our Performance

After joining the Company on January 1, 2015, our President and Chief Executive Officer, Peter A. Altabef, introduced a plan to refocus our strategy by deepening our software and integrated solutions, realigning our organization, and addressing our cost base. This work began in 2015 and continued in 2016. We established goals of increasing profitability and cash flow while stabilizing revenue and building a foundation for revenue improvement.

Highlights of our 2016 performance include:

•	Delivered on guidance for revenue and non-GAAP operating profit margin

•	Exceeded our guidance for adjusted free cash flow and were free cash flow positive for the year

•	Achieved total shareholder return of 35% for 2016, exceeding the median for our industry and the Russell 3000

•	Successfully executed against the vertical go-to-market strategy developed in 2015 including build-out of the leadership team in targeted sectors and industries

•	Launched several new offerings aligned with our security focus and vertical go-to-market strategy

•	Increased revenue for targeted industries 2.6% on a constant currency basis; 42% of revenue is from focused industries

•

Increased Total Contract Value (TCV) by 13% compared to 2015; TCV (estimated total contractual revenue related to signed contracts including option years and without regard for cancellation) is a key leading indicator of future revenue; new business TCV (new customers or scope expansions) increased 17% compared to 2015

•	Executed on our cost-reduction plan with $205 million of annualized savings compared to our goal of $200 million exiting 2016

•	Continued our transition to a more asset-lite business model, thereby reducing capital expenditure needs

•	Managed our capital structure, including through raising a convertible debt offering and repaying early $115 million of our Senior Notes due in 2017

In order to improve the transparency of our financial reporting and enhance visibility on our performance, in January 2016 we provided annual financial guidance to track our progress on our strategic objectives. Our revenue guidance reflected negative impacts from currency (over half of our revenue is from sales outside the United States) as well as lower anticipated revenue in both the Technology and Services segments. This was expected as part of our planned strategic transition, including migration from broader, more commoditized offerings to premium solutions customized for targeted industry verticals.

As summarized below, we achieved full year guidance on revenue and non-GAAP operating profit margin and exceeded guidance on adjusted free cash flow. We achieved $205 million of annualized run-rate savings exiting 2016, compared to our goal of $200 million. Non-GAAP operating profit and adjusted free cash flow exclude the impact of defined benefit pension expense and cost reduction charges.

The Company’s results and the overall business environment, including the Company’s cost reduction program, were considered when determining compensation paid for 2016, as discussed below. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for a more detailed description of the Company’s financial results.

Overview of Our Compensation Programs

This section describes 2016 compensation and benefit programs for the executive officers listed in the Summary Compensation Table on page 59 and referred to as “Named Officers”.

Highlights of our compensation program include:

•	Strong emphasis on performance-based pay with the majority of target compensation (85% in the case of Mr. Altabef and 69% on average for the other Current Named Officers) at-risk.

•	No base salary increases for most Named Officers

•	No changes in short-term incentive opportunity for most Named Officers

•	Realized and realizable pay that aligns with our performance

•	Rigorous and progressively challenging performance goals

•	Increase in the proportion of performance-based long-term incentives

•	Programs designed to engage and motivate a new leadership team for execution relative to the turnaround strategy

Additional detail on each compensation element is provided starting on page 48.

Changes from 2015	2016 Design
Base Salary • Salary changes limited to Named Officers with recent increases in responsibility	• Reflects level of responsibility and complexity of the position compared to the market and other executives within the Company, individual performance, and other factors

Short-Term Incentives • No change from 2015 design • No change in incentive opportunity except for changes in responsibility

•     Annual cash incentives under the Executive Variable Compensation (EVC) Plan

•    Targeted award amounts set as a percentage of salary for each Named Officer

•    No award paid if pre-set non-GAAP pretax profit level not met

•    Metrics:

•    40% g non-GAAP pretax profit

•    35% g revenue

•    25% g adjusted free cash flow

•     No funding on a metric if performance below threshold; payout capped at 200% of target

•     Goals aligned with Company’s operating plan and financial guidance

Long-Term Incentives

•   Increased performance-based weighting from 45% to 67% of LTI target value

•   Delivering a portion of performance-based LTI through performance cash in order to provide a strong focus on operating profit attainment and limit potential share dilution

•   Eliminated stock options

•     Consists of performance-based LTI (67% of target LTI value) and time-based restricted stock units (RSUs) (33% of target LTI value)

•     Performance-based LTI earned per achievement of pre-established non-GAAP operating profit goals

•     1/3 of target shares or cash award linked to each of specific 2016, 2017, and 2018 performance objectives

•     Rewards consistent profitability over time while addressing the uncertainty given the current business context

•     No payout for performance below threshold; maximum payout capped at 200% of target

•     Vesting or settlement — per achievement of specific performance objectives for each year — of each tranche on 1st, 2nd, and 3rd anniversary of grant

•     Goals set at the time of grant and represent progressively stronger performance standards for each year

•     Goals aligned with Company’s operating plan and financial guidance

Base salaries and target short-term cash incentive awards for 2016 were generally at or competitive with (i.e. within 15%) the market median. In consideration of the Compensation Committee’s desire to achieve an appropriate balance between the goals of its long-term incentive program, its compensation expense and dilution to its stockholders, the grant date value of LTI awards to the Named Officers, as shown in the Summary Compensation Table on page 59, in the aggregate, was below the median compared to the market reference data. Therefore, total target compensation for 2016 is at or below median for the Named Officers.

Pay-Performance Alignment

The chart below shows 2016 target and realized compensation for Mr. Altabef. Target total direct compensation represents Mr. Altabef’s 2016 target pay opportunity. Realized compensation shows Mr. Altabef’s salary, actual EVC payout, and the value of Mr. Altabef’s Time-Based RSUs and Performance-Based RSUs which vested in 2016. Based on the Unisys common stock price at vesting, realized long-term incentives were approximately $372,200, significantly less than the fair value of Mr. Altabef’s long-term incentives at the time of grant, which was approximately $4.3 million. The chart shows that while Mr. Altabef’s target total direct compensation is approximately $6.5 million, his realized pay is approximately $2.9 million.

Below we show alignment of realizable pay and total shareholder return (TSR) for Unisys compared to the 2016 Peer Group (defined under “Market References” below). Realizable pay incorporates realized pay plus the value of unvested equity and unearned long-term performance cash attributable to awards made in the past 3 years (2014 through 2016 for Unisys, and generally 2013 through 2015 for the 2016 Peer Group given the timing of compensation disclosures) assuming target performance and stock price as of December 31. Differences in realized, realizable and Summary Compensation Table reported pay reflect timing of incentive payouts (long-term incentives vest over multiple years), changes in stock price since the time of grant, and the degree to which actual payouts of EVC and Performance-Based RSUs that actually vested align with the target amounts.

For the Company, realizable pay is evaluated for 2014 through 2016 and the Chief Executive Officer comparison uses Mr. Altabef’s pay for 2015 and 2016 and the pay of our former Chief Executive Officer, J. Edward Coleman, for 2014. For the 2016 Peer Group, realizable pay is based on the last three years disclosed in the most recent proxy. TSR, which encompasses stock price appreciation and assumes dividends (where applicable) are reinvested, is calculated for January 1, 2014 through December 31, 2016.

CEO Pay for Performance

Although total shareholder return trails our peers, this analysis shows realizable pay aligns with our total shareholder return performance over the last three years. We believe this is a comprehensive depiction of pay-performance alignment for the following reasons:

•	It takes into account stock price movement after the grant date (as opposed to grant date fair value reported in the Summary Compensation Table)

•	For performance-based equity such as our Performance-Based RSUs, the number of shares or units actually vesting is used for time periods where the performance period has been completed.

•

For multi-year cash vehicles such as our Long-Term Performance Cash, it includes target value where the performance period has not yet been completed. Only Long-Term cash earned in 2016 is shown in the Summary Compensation Table.

•

It excludes Other Compensation reported in the Summary Compensation Table which includes items that are not part of total direct compensation. For the Company, Other Compensation is typically a small portion (i.e. 1-3%) of Summary Compensation Table pay for executives with the Company for the entire year. However, items related to executive turnover such as severance payments and vacation payouts to former executives and relocation payments are reported as Other Compensation; these items can be significant and can skew pay levels.

•	The analysis is based on the 2016 Peer Group, which the Company considers most relevant.

Shareholder Feedback

The Compensation Committee, with input from its independent compensation consultant, regularly evaluates its compensation programs and considers the results of its most recent stockholder advisory vote on executive compensation (‘say-on-pay”) as well as feedback received directly from shareholders through our ongoing engagement. The Company proactively contacted many of our major shareholders in the spring of 2016 prior to the annual meeting to discuss our say-on-pay vote and the proposal to approve the 2016 Plan. During these calls, senior executives of the Company provided information regarding our executive compensation programs, responded to questions, and discussed investor feedback. Over 70% of our top 30 shareholders were contacted, representing over half of the shares outstanding. This process resulted in valuable insight regarding shareholder views. Feedback received directly from shareholders, as well as from proxy advisory firms, is summarized below.

At the April 2016 annual meeting, we received say-on-pay support of approximately 82%. While this indicates support for our programs, our say-on-pay approval has historically been higher (averaging approximately 94% from 2013 to 2015) and we are carefully considering the valuable feedback received during this process. The Company has undertaken a comprehensive approach to maintaining and improving say-on-pay support which includes:

•	Re-vamping our proxy to improve transparency and presentation

•	Increasing our dialogue and engagement with shareholders regarding executive compensation

•	Continuing to incorporate shareholder feedback in developing the design and goal-setting process for 2017

What We Heard	What We Have Done or Are Doing
2015 performance goals were set below the prior year’s goals and payout opportunity was not lowered

Explained to stockholders our goal-setting process and the rigor of the 2015 metrics in the context of the Company’s transformation.

In 2016, we added disclosure regarding our goal-setting process. Non-GAAP pre-tax profit and adjusted free cash flow goals in EVC and the non-GAAP operating profit used to determine LTI payouts increased incrementally from 2015. The 2016 revenue target for EVC reflected our internal business plans and financial guidance based on the strategic change described above from broader, less differentiated offerings to value-added solutions customized to targeted industry verticals, which is expected to lead to greater profitability and growth going forward.

What We Heard	What We Have Done or Are Doing
A greater proportion of LTI should be performance-based	Proportion of performance-based LTI in 2016 increased to approximately 67% of the target LTI value (compared to 45% in 2015).
Performance should be measured over 3-year cycles rather than 3 1-year cycles

Performance-Based RSUs were historically (from 2010 through 2014) earned based on performance in the year of grant. The current design was selected to transition to a longer performance measurement period given the uncertainty of the current business context and based on the outlook at the time.

In 2016, performance is measured separately for each of the three years in the performance period with progressively higher goals set each year. This was intended to motivate and focus executives over the entire three-year period. We will continue to re-evaluate this design as we progress in our turnaround.

Concern regarding legacy change in control agreements

As described beginning on page 70, the Company revised its change in control agreements beginning in 2010 to reduce benefit levels, eliminate tax gross-ups, and eliminate a provision allowing the executive to resign in the 13th month following a change in control.

None of the Current Named Officers have an excise tax gross-up or a provision under which they can receive benefits in the event of a voluntary resignation in the 13th month following a change in control.

Our ongoing discussions with investors also include exchange of information regarding our executive compensation programs. Going forward, we plan to continue to dialogue with our shareholders and consider their perspectives regarding compensation and governance matters.

Good Governance Practices

The Compensation Committee continually evaluates the Company’s compensation policies and practices to ensure that they are consistent with good governance principles. The Committee receives regular updates on governance matters from its independent consultant. Below are highlights of our governance practices:

What We Do

✓	Provide the majority of compensation in performance-based pay

✓	Measure performance in annual increments over a three-year period for performance-based LTI in support of our current turnaround strategy

✓	Grant LTI awards which vest ratably over 3 years to promote retention

✓	Set a funding gate, which requires a pre-defined level of profitability prior to any EVC payout

✓	Cap payouts at 2x target on the long-term and short-term incentive plans

✓	Maintain stock ownership guidelines for both officers and directors;

✓	Have updated change in control employment agreements with double-trigger severance provisions for Current Named Officers

✓	Conduct annual risk assessment of our compensation programs and policies

✓	Adhere to an insider trading policy

✓	Maintain a clawback policy, which applies to all executive officers of the Company and covers cash and equity awards

✓	Receive advice from a compensation consulting firm that satisfies stringent independence criteria that is engaged by the Compensation Committee

✓	Limit discretionary bonuses; incentives are linked to performance relative to pre-established objectives

What We Don’t Do

×	No excise tax gross-ups on a change in control for Current Named Officers

×	No excessive severance in a change in control or termination

×	No excessive perquisites

×	No hedging transactions or pledging Unisys securities

×	No automatic vesting of equity upon a change in control

×	No liberal share counting

×	No stock option repricing, reloads, or cash buyouts

×	No discounted stock options or SARs

×	No liberal change in control definition

How We Set Pay

This section describes how we set pay for our 2016 Named Officers listed below:

Name	Title	In Role Since
Peter A. Altabef	President and Chief Executive Officer	2015
Inder M. Singh	Senior Vice President and Chief Financial Officer	2016
Jeffrey E. Renzi	Senior Vice President and President, Sales	2014
Eric Hutto	Senior Vice President and President, Enterprise Solutions	2015
Andrew J. Stafford(1)	Senior Vice President, Services	2016
Janet B. Haugen(2)	Former Senior Vice President and Chief Financial Officer	2000

(1)	Mr. Stafford is based in the United Kingdom. All other Named Officers are based in the United States.

(2)	Ms. Haugen retired from the Company effective November 1, 2016.

Mr. Altabef, Mr. Singh, Mr. Renzi, Mr. Hutto, and Mr. Stafford are sometimes referred to as the “Current Named Officers.”

Our Compensation Strategy

Our executive compensation program is designed to:

✓	Attract, motivate, and retain the leadership talent necessary to drive our business

✓	Hold key leaders accountable for achieving financial and strategic Company goals

✓	Align interests of leaders with those of our stockholders

A significant portion of target compensation for Named Officers is at-risk and performance-based. In order to maximize our ability to compete effectively in an environment of downward pressure on IT spending, we maintain a strong pay-for-performance bias as described in the Executive Summary section. This focus is intended to 1) offer target total compensation opportunities which are competitive to attract and retain executive talent and 2) through incentives, focus executives on successful execution of the operating plan and actions which over time, are expected to lead to enhanced profitability and growth.

Total target compensation for Mr. Altabef and the other Current Named Officers on average, with further detail for Mr. Altabef, is shown below.

Components of Compensation

*	At-Risk Compensation is subject to performance and/or stock price fluctuation

Chief Executive Officer Compensation Component	Target Amount	Percentage of Target	Actual Amount	Performance Measured
Fixed Compensation
Base Salary	$972,000	15%	$972,000
At-Risk Compensation*
Short-term Incentive**	$1,215,000	19%	$1,551,555	Non-GAAP Pre-Tax Profit**, Revenue, Adjusted Free Cash Flow
Time-Based RSUs***	$1,433,852	22%	$820,381
Performance-Based RSUs***	$1,433,852	22%	$1,025,662
Long-Term Performance Cash***	$1,434,000	22%	$458,402	Non-GAAP Operating Profit

Total At-Risk Compensation	$5,516,704	85%	$3,856,000
Total Target Compensation	$6,488,704	100%	$4,828,000

*	Subject to performance and/or stock price fluctuation

**	Threshold must be met to fund any other metrics under the EVC Plan

***	Actual amounts are amounts which vested in 2017

While actual compensation reflects company performance, the Compensation Committee’s goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions in the market as described beginning on page 44. The Committee incorporates flexibility into its compensation programs and into the assessment process to respond to changing business needs, to emphasize specific compensation objectives and to take into consideration individual performance, as well as the relative complexity and strategic importance of specific roles.

Given the Company’s transformation, our executive compensation programs are designed to both hold executives accountable for meeting short-term objectives expected to result in long-term value creation and align realizable pay with long-term performance. The Company maintains a strong bias towards pay-for-performance principles and alignment of interests of executives and stockholders.

The 2016 compensation program included the following performance-based elements:

Performance-Based Elements	EVC Plan	Performance- Based LTI	Time-Based RSU
Tied to achievement of targets related to non-GAAP pre-tax profit, revenue, and adjusted free cash flow	✓
Requires a pre-defined level of non-GAAP pre-tax profit for a payout to be made on any metric	✓
No payouts for performance below threshold	✓	✓
Number of shares or cash value is capped at 200% of target	✓	✓
Performance goals align to financial guidance provided to investors with profitability goals increasing incrementally over prior years	✓	✓
Earned over a three-year period based on operating profit in each of the three years		✓
Payout subject to stock price fluctuations until vesting		✓ (RSUs)	✓

As shown on page 36, Chief Executive Officer realizable pay is aligned with our performance relative to our peers. Our incentive programs are designed to deliver results in line with our performance.

How We Measure Performance and Set Goals

The table below describes measures used in our incentive plans and the rationale for their inclusion.

Plan	Executive Variable Compensation (EVC)	Performance-Based LTI
Metrics	Non-GAAP Pre-Tax Profit (40%) (funding gate) Revenue (35%) Adjusted Free Cash Flow (25%)	Non-GAAP Operating Profit (100%)
Why They Are Important

•    Reflect both profitability and revenue

•     Important to our shareholders

•    Commonly used among the peer companies

•     Provides strong line-of-sight for both line and staff executives

•     Addresses liquidity and working capital needs through adjusted free cash flow

•    Encompasses revenue and operating margin across the Company in a single measure

•     Relevant to shareholders as it is an important measure commonly used among peer companies

•     Consistent with current focus on improving margins while maintaining expected scale

•     Both staff and line leaders have clear line-of-sight to this measure

•     Key measure used to manage the business and tracked regularly

The Committee regularly assesses our incentive plan measures in light of current business plan, relevance to shareholders, and alignment with peer company practices. Measures used in the EVC Plan are important to our business and widely used in our industry. When the current LTI plan design was adopted in 2015, several measures were considered. Operating profit was selected as preferable to the alternatives, including Earnings per Share and Total Shareholder Return. Operating profit offers a strong line-of-sight for plan participants, it is not influenced by pension expense, which is largely driven by interest rate fluctuations, and it reflects both top-line growth as well as bottom line profitability.

The above performance metrics include non-GAAP financial measures, which will therefore differ from the amounts shown in the Company’s financial statements. The Company defines free cash flow as cash from operations less capital expenditures. Pre-tax profit, free cash flow, and operating profit exclude payments and charges related to defined benefit pension expense and restructuring and other charges which are not indicative of our ongoing operating performance. Pre-tax profit and free cash flow exclude interest expense/payments on new debt in the given year and redemption costs. A private, unregistered offering of $213.5 million of convertible senior notes was completed in 2016. The Company also had costs associated with early extinguishment of debt coming due in 2017. These items were excluded in order to evaluate ongoing operating performance to which both line and staff executives have line-of-sight and separate it from financing decisions.

In setting performance targets for both our short-term and long-term incentive goals, a number of factors are considered including the general economic and industry climate, anticipated customer spending, projected revenue from current contracts and renewals, and deals in the pipeline. Based on these factors, a range of performance scenarios is developed. Goals are then set at the threshold, target, and maximum performance levels with the target goals aligning with the Company’s operating plan and guidance provided externally described on page 32. The Committee considers probability of achievement of different levels of performance. Based on rules of thumb described by the Committee’s consultant, the target probability of meeting or exceeding each level is shown below:

Performance Level	Probability of Achievement	Payout at Level
Maximum	10%	200% of Target
Target	60%	100% of Target
Threshold	90%	50% of Target

Due to the volatility and transition of our business, the Company sets a relatively wide range of performance between threshold and target and target and maximum, specifically regarding profitability and free cash flow measures. This is because a significant portion of profit and cash are generated by our Technology business, which is less than 20% of our total revenue. A single technology deal can generate significant revenue, in excess of 10% of profit or free cash flow in a given year. It is challenging to predict the timing of technology deal closures, and a delay or loss can significantly swing profitability. For example, a delay in closing a technology deal worth 1% of total revenue could reduce pre-tax profit by 10%. A 5% decline in revenue from technology deals could cause a 50% reduction in profitability. Additional detail regarding specific performance ranges for 2016 as well as our performance against the targets is discussed beginning on page 49.

Role of Compensation Consultants and Management

The Compensation Committee retains and regularly consults with an independent compensation consultant, which in 2016 was Pearl Meyer & Partners (“Pearl Meyer”). To ensure the Committee receives independent and unbiased advice and analysis, the consultant is prohibited from providing services of any nature to the Company’s officers and directors personally, and is prohibited from providing advice to the Company related to executive and director compensation, employee compensation, and employee benefits, other than the advice provided in service to the Committee. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. The Committee annually reviews the independence of the consultant’s work under rules adopted by the SEC and NYSE and found no conflicts.

The independent compensation consultant performed duties requested by the Committee including:

•	Providing recommendations on the composition of the peer group described under Market References below

•	Analyzing executive and director compensation in comparison to the market references described below

•	Updating the Compensation Committee on executive compensation and governance market trends

•	Advising the Committee on the 2016 short-term and long-term incentive designs

•	Providing input on the provisions of the 2016 Plan

The consultant spoke with the chair of the Compensation Committee, as well as with management, in preparing for committee meetings, regularly attended committee meetings and met from time to time in executive session with the Compensation Committee without the presence of management.

The Compensation Committee also receives reports and recommendations from management. In particular, throughout 2016 the committee solicited input from Mr. Altabef regarding the compensation of those executives who reported directly to him. In addition, Mr. Altabef provided recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the performance measures used in the Company’s short-term and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels.

The Compensation Committee met from time to time in executive session without the presence of Mr. Altabef or any other members of management to consider the Chief Executive Officer’s compensation package and discuss other matters. The Committee uses data, analysis and advice provided by the independent compensation consultant in reviewing Mr. Altabef’s compensation, which is then recommended to and approved by the independent members of the Board of Directors.

Market References

The executive compensation program takes into account the compensation practices of companies with which the Company competes or could compete for executive talent. In its review of 2016 executive compensation, the Compensation Committee compared the

Company’s overall compensation structure (mix of pay) and levels for the Chief Executive Officer, Chief Financial Officer and business unit leaders (total annual compensation, as well as each component of their total compensation) with the peer group companies.

The list of peer group companies was developed with input from the Committee’s consultant using a rules-based selection process as follows:

1.	Identify the universe of potential publicly-traded peer companies in the broader information technology sector including companies identified as self-reported peers of current peers, companies that name Unisys as a peer, companies considered key product/service offering competitors, and companies identified by major proxy advisory firms as peers

2.	Target companies within specific ranges, described in graphic below

3.	Select companies having generally similar business models:

•	IT infrastructure, cloud infrastructure, application services, business process outsourcing, and/or high-end server technology

•	Preference for companies serving multiple geographies and multiple end markets (commercial and government)

These filters are not applied in a formulaic manner and may be relaxed for strong business competitors. The demographics of the peer companies as a group are compared to the Company (e.g. by reviewing the number of peers focused mainly on U.S. Federal Government business compared to the Company’s business mix, and the percentage of sales originating outside of the U.S.). The criteria considered are shown in the graphic below.

Based on the above methodology, in the autumn of 2015 the Committee approved the peer group below:

Fall 2015 Peer Group
Booz Allen Hamilton Corporation CACI International Inc. CGI Group Inc. Computer Sciences Corporation Cognizant Technology	Convergys Corporation EPAM Solutions Fiserv Inc. Leidos Holdings	Lexmark International Inc. ManTech International Corporation NCR Corporation Rackspace Hosting ServiceNow

The Compensation Committee regularly reviews the composition of the peer group and its selection criteria to ensure that they remain appropriate in light of the evolving competitive landscape. In July 2016, the committee’s consultant recommended, and the Committee approved, revisions to the 2015 Peer Group, which are shown in the table below. The peer group selected in the Fall of 2015, which was used for setting compensation for 2016, is referred to as the 2015 Peer Group and the revised peer group selected in July 2016 is referred to as the 2016 Peer Group.

Added to Peer Group	Removed from Peer Group
CSRA (spinoff from Computer Sciences Corporation, combined with SRA Intl.)	Cognizant Technology (in recognition of increasing size discrepancy)

The Compensation Committee believes that the 2016 Peer Group comprises companies with a size, complexity and business mix comparable to that of the Company. A graphic illustrating how Unisys compares with the 2016 Peer Group in terms of revenue and number of employees is shown below.

Graph data from materials reviewed by the Committee in July 2016

When determining 2016 compensation for other executive officers, the Committee considered information compiled by its independent compensation consultant from the 2015 Towers Watson CDB High Tech Survey, the 2015 Equilar Compensation Report for technology companies and the 2015 Comptryx Compensation Survey. These surveys show compensation levels across a broad spectrum of technology companies and are used to inform the Compensation Committee regarding market executive compensation levels, particularly for positions other than Chief Executive Officer, Chief Financial Officer and business unit leaders.

Comparisons to “market” in the “Executive Compensation” section of this proxy statement generally are based on the market consisting of the 2015 Peer Group when referring to the Chief Executive Officer, Chief Financial Officer, business unit leaders and compensation practices and are based on the companies included in the Towers Watson, Equilar and Comptryx surveys discussed above when referring to other executive officers.

Risk Assessment and Mitigation of Compensation Policies and Practices

An annual internal assessment of risks to the Company of its employee compensation policies and practices, including those relating to its employees who are not executive officers. The Company inventoried its compensation plans, with particular emphasis on incentive compensation plans, and assessed the risks, including financial and operational risks, of those plans.

The Company evaluated the plans to assess if features in the plan design mitigated risk including:

•	compensation mix that balances at-risk pay opportunity with fixed pay sufficient to promote basic financial security and discourage excessive risk-taking;

•	performance metrics which align with the Company’s business strategy and long-term stockholder value creation;

•	performance ranges, including appropriate caps and thresholds, to motivate desired behavior and ensure payouts are fiscally prudent;

•	performance and vesting periods to encourage a long-term view and promote retention; and

•	the existence of other risk mitigating factors such as stock ownership guidelines.

The Committee’s independent consultant also reviews the assessment and provides input. As a result of the assessment both management and the Compensation Committee concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

Since 1998, the Company has had stock ownership guidelines in place for elected officers in order to more closely link their interests with those of stockholders. Under revised guidelines put into effect in February 2011, elected officers are expected to own Unisys stock or stock units (including the “in the money” portion of vested stock options, unvested Time-Based RSUs and earned Performance-Based RSUs that have not yet vested) having a value equal to a multiple of their annual base salary, as follows: Chief Executive Officer – 3 times; Chief Financial Officer and senior vice presidents with responsibility for a business unit – 1.5 times; other senior vice presidents – 1 times; vice presidents – 0.5 times. Unvested stock options, vested “under water” stock options and Performance-Based RSUs that have not yet met the performance criteria do not count toward fulfillment of the ownership guidelines. Officers are expected to meet the ownership guidelines within five years of election. The Compensation Committee reviews the adequacy of and compliance with the guidelines on an annual basis. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page 28.

Clawback Policy

The Company maintains a clawback policy, which applies to all the Named Officers and other executive officers of the Company. Under the clawback policy, the Company will seek to recover incentive-based compensation (including cash and equity) if the Company’s financial statements are required to be restated as a result of the Company’s material non-compliance with the financial reporting requirements under U.S. securities laws and if the executive officer engaged in fraud or intentional misconduct that caused or otherwise contributed to the need for the restatement.

Insider Trading, Anti-Hedging, and Anti-Pledging Policy

The Company maintains an Insider Trading Policy, which applies to all the employees, officers and directors of the Company and its subsidiaries. The policy prohibits trading in securities of the Company while aware of material non-public information. Individuals identified as “key persons”, including Named Officers, are subject to further restrictions, which among other things, limits them to trading during quarterly trading windows with pre-clearance and prohibits derivatives trading, short sales, margin transactions and pledges relating to Unisys securities.

Principal Components of Executive Compensation

As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, short-term variable cash incentives and long-term incentive compensation, shown as follows:

Base Salary

Elected officers’ base salaries are determined by evaluating factors such as the responsibilities and complexity of the position, the experience and performance of the individual, market data for similar roles, overall company performance, and internal equity within the Company. In its annual review at the February meeting, the Committee considered the relationship of executive compensation at the Company to the market compensation data and determined that salaries that had been in effect for 2015 for the Named Officers remained generally consistent with the median for the market with the exception of Mr. Hutto. When Mr. Hutto was promoted to be an officer of the Company in September 2015 with a substantial increase in responsibility, his pay level reflected his newness to the role. Subsequently in 2016, his base salary was increased to better align with the market median. The Committee also approved an increase in Mr. Singh’s base salary in connection with his promotion to Chief Financial Officer. Base salaries for each named officer are shown below:

Named Officer	Role	2016 Base Salary	2015 Base Salary
Peter A. Altabef	President and Chief Executive Officer	$972,000	$972,000
Inder B. Singh(1)	Senior Vice President and Chief Financial Officer	$525,000	N/A
Jeffrey Renzi	Senior Vice President and President, Sales	$475,000	$475,000
Eric Hutto(2)	Senior Vice President and President, Enterprise Solutions	$500,000	$450,000
Andrew J. Stafford(3)	Senior Vice President, Services	$575,816	N/A
Janet B. Haugen	Former Senior Vice President and Chief Financial Officer	$558,428	$558,428

(1)	Salary was increased from $465,000 effective September 1, 2016. Mr. Singh joined Unisys in March 2016.

(2)	Mr. Hutto became an officer effective September 1, 2015.

(3)	Mr. Stafford is paid in British pounds, which were converted to U.S. dollars at a conversion rate weighted monthly average of 1.336 from April 1, 2016 to December 31, 2016. Mr. Stafford joined Unisys in April 2016.

Short-term Incentive Compensation

During 2016, the Company’s elected officers were eligible to receive an annual cash incentive through the EVC Plan. Compensation under the EVC Plan is “at-risk” compensation intended to motivate and hold executives accountable for the attainment of short-term performance goals. The Compensation Committee has the discretion to determine the criteria applicable to incentive payments and the amounts of such payouts. For 2016, the amount of incentive compensation awards paid to the Named Officers under the plan depended upon (a) the officer’s target annual bonus amount and (b) the degree to which Company performance goals were met.

The EVC Plan design for 2016 remained unchanged from 2015 and performance measures are as follows:

Measure	Weight
Non-GAAP Pre-Tax Profit (funding gate)	40%
Revenue	35%
Adjusted Free Cash Flow	25%

In order to promote profitable growth, the Company introduced a funding gate in 2015 based on non-GAAP pre-tax profit, which requires meeting a pre-defined level of performance before paying any portion of the award on any metric. The Committee set threshold, target, and maximum performance levels for each measure as shown below.

Performance Level	Payout Percent (as a % of Target)
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

Target annual bonus amounts for elected officers are approved by the Committee and are intended to be competitive in the market in which the Company competes for talent and reflect the level of responsibility of the role. They are therefore set at or around the median for comparable positions in the market. For 2016, target bonus amounts, which are stated as a percentage of base salary, were as follows:

Named Officer	EVC Total Target Amount as a Percent of Base Salary
Peter A. Altabef	125%
Inder M. Singh	90%
Jeffrey E. Renzi	95%
Eric Hutto	90%
Andrew J. Stafford	95%
Janet B. Haugen	90%

The EVC Plan performance goals were set to reward strong management performance, given the Company’s strategic objectives at the time the goals were set, which are described more fully under “Our Performance” beginning on page 31. The Committee considered probability of achievement of different levels of performance as well as the uncertainty concerning the Company’s performance in 2016. The Company’s goal setting process is described in more detail beginning on page 42.

Performance goals for non-GAAP pre-tax profit and adjusted free cash flow increased in 2016 from the 2015 levels. Goals for 2016 generally align with financial guidance provided. Based on the outlook at the time the goals were set and with input from the independent compensation consultant, the Committee concluded these performance goals struck an appropriate balance in providing both a reasonable probability of attainment and sufficient rigor and motivation of superior performance. As discussed earlier, the Company’s operating plan and external guidance projected a decline in revenue due to its strategic transition from less differentiated solutions to a more targeted vertical industry focus.

In order to receive any payments, the threshold level of pre-tax profit must be attained. The table below summarizes the threshold, target, and maximum performance levels and the actual results for each performance measure for 2016.

Metric	Threshold ($M)	Target ($M)	Maximum ($M)	Actual ($M)	% Funding	Weighted Payout
Pre-tax Profit	$102	$204	$255	$208	108%	43.1%
Revenue	$2,683	$2,824	$2,965	$2,821	99%	34.6%
Free Cash Flow	$103	$206	$257	$283	200%	50.0%
						127.7%

In 2016, the EVC Plan funded on all performance measures based on actual results. The aggregate percentage of target bonus amounts paid with respect to all three performance measures, after taking into account the weightings of performance measures discussed above, was 127.7%. Non-GAAP pre-tax profit was slightly above target, revenue was slightly below target, and adjusted free cash flow was at the maximum performance level.

The graphs below show the threshold, target and maximum performance levels and actual company results for 2015 and 2016, in millions:

Over the last five years, total payouts under the plan based on corporate performance have averaged 82% of target, demonstrating the Company’s track record of setting rigorous goals:

The above performance measures include non-GAAP financial measures and will differ from amounts shown in the Company’s 2016 financial statements included in the Annual Report on Form 10-K for the year ended in December 31, 2016. Additional information is described beginning on page 42.

The following table shows incentives paid to the Named Officers under the EVC Plan. Total target amounts for each individual represent the percentage of base salary referred to above in this section. The EVC Plan gives the Compensation Committee discretion to consider individual performance and to adjust awards accordingly. In 2016, payout levels were based on plan funding levels and no discretion was applied. Bonus awards to the Named Officers for 2016 were determined by formula based on Company performance relative to performance goals. Target amounts for each Named Officer were determined in February 2016, or at the time of hire or promotion, and assume that each Named Officer remained employed by the Company through December 31, 2016.

Named Officer	Total Target Amount	Total Actual Amount Paid
Peter A. Altabef	$1,215,000	$1,551,555
Inder B. Singh(1)	$472,500	$459,777
Jeffrey E. Renzi	$451,250	$576,246
Eric Hutto	$450,000	$574,650
Andrew J. Stafford(1)(2)	$547,025	$490,383
Janet B. Haugen(3)	$502,585	$534,620

(1)	The annual target amount shown is an annualized bonus target; because employment with Unisys began after January 1, 2016, the actual amount of annual bonus paid was paid on a pro rata basis based on service time during the year.

(2)	Mr. Stafford is paid in British pounds, which were converted to U.S. dollars at a conversion rate weighted monthly average of 1.336 from April 1, 2016 to December 31, 2016. Mr. Stafford joined Unisys in April 2016.

(3)	The annual target amount shown for Ms. Haugen reflects an annualized bonus target for which she would have been eligible under the EVC Plan had she not retired from the Company; the actual amount of the annual bonus was paid on a pro rata basis based on her service through October 31, 2016.

Long-Term Incentive Awards

Long-term incentives (LTI) are intended to provide executives with a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. LTI are also used to attract, retain and motivate executives responsible for the Company’s long-term success.

The Committee evaluates the LTI program annually relative to its objectives as well as practices within the peer group. In 2016, changes were made to better reflect the Company’s strategic direction and context. The Company stopped granting options and strengthened the emphasis on performance-based LTI with approximately 2/3 of the LTI target value linked to achievement of non-GAAP operating income performance objectives. The 2016 program included performance-based LTI, with stock and performance cash components, and Time-Based RSUs. The 2016 program was designed to reduce potential shareholder dilution while increasing emphasis on achievement relative to our operating profit performance goals. Considerations in making this change included share availability and potential dilution, current stock price, and information provided by the Committee’s consultant on market practice and current trends. The Compensation Committee believes that using different types of awards provides balance to the Company’s LTI program and mitigates risk.

The following table explains how the LTI program evolved to an increased long-term focus over the last two years:

Year	Change made		Why change was made
2015	Increased stock option term from 5 to 7 years	g	Promote longer-term focus and align with practices of our peer group
	Increased Performance-Based RSU performance period from 1 to 3 years (prior to 2015, earned based on performance in year of grant with vesting over 3 years)	g	Foster urgency to meet near term goals and reward consistent performance over time in order to drive long-term value creation
	Replaced technology revenue and services operating margin for earning Performance-Based RSUs with company non-GAAP operating profit	g	Address both revenue and profitability in a single measure
2016	Removed stock options	g	Limit potential dilution to shareholders
	Increased emphasis on performance-based LTI, delivered through stock and performance cash	g g	Strengthen focus on operating profit Better align with market practice

The above changes resulted in the 2016 LTI plan program shown below:

Vehicle	Proportion of Target LTI Value	Payout	Metric	Performance Period	Design
Performance Based LTI	2/3	Threshold: 50% Target: 100% Maximum: 200%	Non- GAAP Operating Profit	2016 2017 2018

•   Includes RSU component and performance cash component

•    Approximately 1/3 of total LTI value delivered through performance-based RSUs and 1/3 through units tied to a target cash value

•    Linked to specific 2016, 2017, and 2018 performance objectives with 1/3 of the target value tied to each year

•    Vesting / payout per achievement of specific performance objectives for each year on the 1st, 2nd, and 3rd anniversary of grant

Time-Based RSUs	1/3	100%	N/A	NA	• Vest 1/3 annually

Performance-based LTI vests over 3 years, with distinct goals for each fiscal year within the vesting period, in order to measure performance over the entire three-year period while creating a strong focus on execution in 2016. Due to the challenges of setting three-year performance goals in the current environment of transformation, goals were set separately for each year in the performance period. This is common practice within our industry as over half of the 2016 Peer Group measure performance in their long-term incentive plans in part in annual or two-year increments. The design is intended to foster a sense of urgency to meet near term goals and reward consistent profitable performance over time, which is expected to drive long-term value creation. Company operating profit is the performance measure on which the current LTI plan is based. Operating profit was considered preferable to the alternatives (including Earnings per Share and Total Shareholder Return) because it offers a strong line-of-sight for plan participants; it is not influenced by pension expense which is largely driven by interest rate fluctuations; and it reflects both top-line growth as well as bottom line profitability.

Time-Based RSUs, which vest over a 3-year period, serve as a retention vehicle and align the recipients’ interests with those of stockholders because the value of the RSUs, once earned, varies directly based on the Company’s stock price. Time-Based RSUs comprised approximately 1/3 of the target LTI grant date value.

The first third of the 2016 performance-based LTI and the second third of the 2015 performance-based RSU grant are based on 2016 non-GAAP operating profit. Goals are set for all three years at the time of grant for each cycle and vary for different grant years. The goals are set to progressively increase as illustrated below:

Grant Year	Performance Year	Threshold (M)	Target (M)	Maximum (M)
2015	2015	$90	$180	$205
2015	2016	$103	$205	$255
2016	2016	$113	$226	$283

The Committee considered the probability of achieving different performance levels at the time of grant as well as the uncertainty in the Company’s near-term performance.

Performance-based LTI is earned for each year in the three-year performance cycle at a rate ranging from 50% of the target number of shares or cash units (for performance at threshold level) to 200% of the target number of shares or cash units (for performance at or above maximum level). If the Company’s performance for a given year is below the threshold level, no shares or cash units will be earned for that year, and the related RSUs or cash units will be cancelled. Based on 2016 non-GAAP operating profit of $216.7 million, the first third of the 2016 grant were earned at 95.9% and the second third of the 2015 grant were earned at 123.4%. The table below summarizes the threshold, target and maximum performance levels, actual results for the performance, and awards earned for 2016 performance. The 2016 Non-GAAP operating plan goal differs for the 2015 and 2016 grant years. Goals for the 2015 grant were set early in 2015 at a time of significant uncertainty regarding the Company’s near term performance. A more aggressive non-GAAP operating profit goal was set at the time of the 2016 grant which was above the goal set in early 2015 and the actual performance in 2015.

Performance-Based RSU awards are settled in stock and Performance Cash awards are paid in cash on the anniversary of grant. The actual financial measure results and conversion rates for the target shares and cash units tied to 2017 and 2018 performance will be determined based on financial results for those years.

Long-term incentive awards granted to each Named Officer in 2016 are set forth in “Grants of Plan-Based Awards” on page 60. In 2016, the grant date value of the awards to each Named Officer was generally below the market median.

Long-Term Incentive Granting Practices

Most awards are granted at the time of the annual grant in the first quarter of the year, although awards may be granted as part of the hiring process or in connection with a change in responsibility. Annual grants are approved at a specified, regularly scheduled meeting of the Compensation Committee. The Compensation Committee approves the type and number of awards to be granted and the performance criteria for performance-based awards. For grants in the United States, the grant date is no earlier than the date of the meeting. The dates of regularly scheduled Board and Committee meetings are generally determined many months in advance as part of the normal Board calendaring process.

LTI awards granted during the year have a grant date no earlier than the date of approval. Grants that require the approval of the Compensation Committee are typically reviewed and approved at a regularly scheduled Compensation Committee meeting or by written consent in advance of the individual’s employment commencement or promotion date. For these awards, the grant date is the date of the meeting if the individual receiving the grant has already commenced employment. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment.

The Compensation Committee has delegated to the Chief Executive Officer the authority to grant a limited number of RSU awards as part of the annual grant process and during the year to eligible individuals (other than the Chief Executive Officer, his direct reports and employees subject to Section 16 of the Securities Exchange Act of 1934). The Committee’s delegation of authority specifies that for these RSUs the grant date will be either (a) the first business day of the month following the date of the Chief Executive Officer’s approval, if the individual has commenced employment at Unisys, or (b) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. Grants made as part of the annual grant process are made at the same time as the Committee approves grants to the Named Officers. The Chief Executive Officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with Unisys.

Other Bonuses

The Company has a strong bias towards incentives based on pre-established goals and limits use of discretionary bonuses. In limited cases, the Company has provided modest sign-on bonuses to executives due to value forgone at a prior employer or in order to attract a new executive to join the Company. Sign-on bonuses are often paid in installments to mitigate risk if the executive leaves the Company. In 2016, Mr. Singh was provided a one-time sign-on bonus in order to recruit him to join the Company and compete with other opportunities. The first half of the bonus was paid in 2016 and is disclosed in the Summary Compensation Table on page 59; the second half was paid in February 2017.

Other Benefits

Elected officers participate in the retirement programs discussed below under “Defined Contribution Plans” and “Non-Qualified Deferred Compensation” on page 68. Ms. Haugen also participates in the plans described under “Pension Benefits”. In addition, subject to underwriting approvals and applicable corporate governance requirements, officers elected prior to February 2015 are eligible for supplemental death benefits under the Unisys Corporation Executive Death Benefit Only Program, which provides a death benefit equal to four times an elected officer’s base salary plus target bonus during active employment and a death benefit equal to two and one-half times an elected officer’s base salary immediately prior to retirement for retired elected officers who remain eligible for the benefit. The Company increases the benefit payable to the elected officer’s beneficiary to cover any income and employment taxes due. This benefit was eliminated and is no longer available to newly elected officers. Of the current Named Officers, only Mr. Altabef and Mr. Renzi participate in this program.

Perquisites available to executive officers are limited to financial counseling/tax preparation services and an annual physical examination. These benefits are designed to promote executive wellness and financial security. See the Summary Compensation Table on page 59 for additional detail.

In order to attract and retain key executives, the Company has entered into severance and change in control agreements with the Named Officers. The severance agreements were put in place in December 2014 with input from the Committee’s independent consultant. The agreements are intended to support management continuity and retention and align with market practice. The change in control agreements are intended to provide retention and management continuity in the event of an actual or threatened change in control. More detail is provided under “Termination Arrangements” beginning on page 69.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1,000,000 annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.

The 2016 Plan permits the Compensation Committee to design compensation awards to Named Officers that will meet the requirements of Section 162(m) of the Internal Revenue Code. The Committee may grant awards under the 2016 Plan that meet the requirements of Section 162(m) of the Internal Revenue Code at such times as the Committee believes that such awards are in the best interests of the Company. The Committee has considered the impact of the deduction limitation and the Company’s current financial context and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the Committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Jared L. Cohon

Alison Davis

Leslie F. Kenne

Lee D. Roberts (Chair)

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Named Officers for services rendered in all capacities to Unisys.

Name and Principal Position	Year	Salary (1)(2)(3) ($)	Bonus (4) ($)	Stock Awards (5)(6) ($)	Option Awards (5) ($)	Non- Equity Incentive Plan Compen- sation (2)(3)(7) ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (8) ($)	All Other Compen- sation (9) ($)	Total ($)
Peter A. Altabef	2016	972,000		2,867,704		2,009,957		26,478	5,876,138
President and Chief Executive Officer	2015	972,000		2,420,790	1,373,958	1,312,200		33,208	6,112,155
Inder M. Singh Chief Financial Officer	2016	375,489	40,000	296,558		520,195		7,748	1,239,990
Jeffrey E. Renzi	2016	475,000		563,561		666,329		12,950	1,717,840
Senior Vice President and	2015	475,000		570,650	274,714	487,350		18,621	1,826,335
President, Global Sales	2014	462,715		650,440	412,290	280,517		21,665	1,827,627
Eric Hutto	2016	491,667		433,385		643,922		7,950	1,576,924
Senior Vice President, Enterprise Solutions
Andrew J. Stafford	2016	453,652		453,556		586,283		12,072	1,505,563
Senior Vice President, Services
Janet B. Haugen	2016	505,626		483,081		534,620	227,211	1,071,379	2,821,919
Senior Vice President and Chief Financial	2015	558,428		489,290	235,405	542,792		7,950	1,833,865
	2014	558,428		659,276	309,699	344,595	514,749	7,800	2,394,547

(1)	Amounts shown for 2016 include an accrued vacation payout of $40,270 to Ms. Haugen made upon termination of employment.

(2)	Mr. Stafford is paid in British pounds, which were converted to U.S. dollars at a conversion rate weighted monthly average of 1.336 from April 1, 2016 to December 31, 2016. Mr. Stafford joined Unisys in April 2016.

(3)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.

(4)	Amounts shown for 2016 include a sign-on bonus of $40,000 to Mr. Singh.

(5)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 16 to the Company’s 2016 financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2016. For more details on grants in 2016, see “Grants of Plan-Based Awards” below.

(6)	Amounts shown for 2016 represent the aggregate grant date fair value of the Performance-Based RSUs, assuming that target performance levels are met, and the Time-Based RSUs granted to each Named Officer on February 11, 2016. Assuming that maximum performance levels are achieved, the value of the awards at date of grant would be as follows: Mr. Altabef — $4,301,555; Mr. Singh — $444,837; Mr. Renzi — $845,342; Mr. Hutto — $650,077; Mr. Stafford — $680,334; and Ms. Haugen — $724,622.

(7)	Amounts include short-term incentives under the EVC Plan and long-term cash incentives under the 2010 Plan and the 2016 Plan.

(8)	Amounts shown are the increase in pension value only. Effective December 31, 2006, the Company’s U.S. defined benefit pension plans were frozen, and benefits thereunder ceased to accrue. The changes in pension value shown in the table are principally due to the changes in the discount rate used to determine the present value of the accumulated benefit.

(9)	For 2016, amounts consist of the following: Mr. Altabef — matching contributions of $7,950, perquisites of $12,040, which include financial planning and physical, and a gross-up for state and local taxes of $6,488; Mr. Singh — matching contributions of $7,748; Mr. Renzi — matching contributions of $7,950 and perquisites of $5,000; Mr. Hutto — matching contributions of $7,950; Mr. Stafford — matching contributions of $12,072; and Ms. Haugen — matching contributions of $7,950; severance of $1,061,013 and COBRA reimbursement of $2,416.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2016 to the Named Officers.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter A. Altabef	EVC Plan		607,500	1,215,000	2,430,000
	Long-Term Incentive	2/11/2016	717,000	1,434,000	2,868,000	71,265	142,530	285,060	142,530			2,867,704
Inder M. Singh (1)	EVC Plan		180,023	360,045	720,090
	Long-Term Incentive	3/29/2016	72,000	144,000	288,000	6,550	13,100	26,200	13,100			207,766
		9/1/2016	22,500	45,000	90,000	2,200	4,400	8,800	4,400			88,792
Jeffrey E. Renzi	EVC Plan		225,625	451,250	902,500
	Long-Term Incentive	2/11/2016	140,900	281,800	563,600	14,005	28,010	56,020	28,010			563,561
Eric Hutto	EVC Plan		225,000	450,000	900,000
	Long-Term Incentive	2/11/2016	108,350	216,700	433,400	10,770	21,540	43,080	21,540			433,385
Andrew J. Stafford (2)	EVC Plan		192,006	384,012	768,023
	Long-Term Incentive	4/20/2016	150,000	300,000	600,000	14,900	29,800	59,600	29,800			453,556
Janet B. Haugen (3)	EVC Plan		251,293	502,585	1,005,170
	Long-Term Incentive	2/11/2016	120,800	241,600	483,200	12,005	24,010	48,020	24,010			483,081

(1)	EVC incentive opportunity adjusted based on Mr. Singh’s start date.

(2)	EVC incentive opportunity adjusted based on Mr. Stafford’s start date. His target opportunity was £287,434, which was converted to U.S. dollars at a conversion rate weighted monthly average of 1.336 from April 1, 2016 to December 31, 2016.

(3)	EVC incentive opportunity reflects annual amount. Ms. Haugen’s target opportunity was reduced to $418,653 due to her retirement prior to the end of the year.

Awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” are annual bonuses in the form of cash incentive compensation through the EVC Plan. As discussed more fully in “Compensation Discussion and Analysis” above, the amount of incentive compensation paid to the Named Officers under the EVC Plan generally depends upon (a) the officer’s target annual bonus amount and (b) the degree to which Company performance goals were met.

Long-term performance-based awards include performance cash awards shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” and equity awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards”. These awards are long-term cash awards and Performance-Based RSUs granted under the 2010 Plan and the 2016 Plan. These awards, which are discussed more fully in “Compensation Discussion and Analysis” above, are earned one-third annually over a three-year period to the extent the Company achieves a performance goal relating to operating profit in each of 2016, 2017 and 2018, respectively, and then such earned awards vest on the first, second and third anniversary of grant, respectively, if the Named Officer is then employed by the Company. Based on the Company’s operating profit in 2016, 95.9% of the target number of shares or cash value that was tied to 2016 performance was earned. Awards made that at the time of the 2016 annual grant vested on February 11, 2017.

Awards shown under “All Other Stock Awards” are Time-Based RSUs granted under the 2010 Plan or the 2016 Plan. These RSUs will vest one-third per year beginning on the first anniversary of the date of grant if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Peter A. Altabef	46,667	93,333		28.19	1/5/2020	162,530	2,429,824	189,196	2,828,480
Inder M. Singh						17,500	261,625	17,500	261,625
Jeffrey E. Renzi	24,001	11,999		32.90	1/21/2019	35,855	536,032	39,663	592,962
	10,251	20,499		22.60	2/5/2022
Eric Hutto	1,667	3,333		21.77	5/1/2022	24,743	369,908	24,243	362,433
	2,379	4,756		13.00	9/2/2022
Andrew J. Stafford						29,800	445,510	29,800	445,510
Janet B. Haugen	28,800			19.52	2/9/2017
	32,000			23.90	2/7/2018
	18,381	9,189		32.27	2/12/2019
	8,784	17,566		22.60	10/31/2021

(1)	Awards shown are non-qualified stock options scheduled to vest as follows if the individual is then employed by the Company or, if not, has met certain age and service criteria.

Name	Vesting Date	Number of Shares
Peter A. Altabef	1/5/2017	46,667
	1/5/2018	46,666
Jeffrey E. Renzi	1/21/2017	11,999
	2/5/2017	10,250
	2/5/2018	10,249
Eric Hutto	5/1/2017	1,667
	9/2/2017	2,378
	5/1/2018	1,666
	9/2/2018	2,378
Janet B. Haugen	2/5/2017	8,783
	2/12/2017	9,189
	2/5/2018	8,783

(2)	Awards shown are Time-Based RSUs. These awards are scheduled to vest as follows if the individual is then employed by the Company:

Name	Vesting Date	Number of Shares
Peter A. Altabef	1/5/2017	10,000
	2/11/2017	47,511
	1/5/2018	10,000
	2/11/2018	47,510
	2/11/2019	47,509
Inder M. Singh	3/29/2017	4,366
	9/1/2017	1,466
	3/29/2018	4,367
	9/1/2018	1,467
	3/29/2019	4,367
	9/1/2019	1,467
Jeffrey E. Renzi	1/21/2017	2,666
	2/5/2017	2,590
	2/11/2017	9,337
	2/5/2018	2,589
	2/11/2018	9,337
	2/11/2019	9,336
Eric Hutto	2/11/2017	7,181
	9/2/2017	602
	2/11/2018	7,180
	5/1/2018	2,000
	9/2/2018	601
	2/11/2019	7,179
Andrew J. Stafford	4/20/2017	9,933
	4/20/2018	9,933
	4/20/2019	9,934

(3)	Market value reflects the $14.95 closing price of Unisys common stock on December 30, 2016.

(4)	Awards shown are Performance-Based RSUs for which the number of shares earned has not yet been determined. If earned, these awards are scheduled to vest as follows if the individual is then employed by the Company.

Name	Vesting Date	Number of Shares
Peter A. Altabef	2/5/2017	23,333
	2/11/2017	47,511
	2/5/2018	23,333
	2/11/2018	47,510
	2/11/2019	47,509
Inder M. Singh	3/29/2017	4,366
	9/1/2017	1,466
	3/29/2018	4,367
	9/1/2018	1,467
	3/29/2019	4,367
	9/1/2019	1,467
Jeffrey E. Renzi	2/5/2017	5,827
	2/11/2017	9,337
	2/5/2018	5,826
	2/11/2018	9,337
	2/11/2019	9,336
Eric Hutto	2/11/2017	7,181
	9/2/2017	1,352
	2/11/2018	7,180
	9/2/2018	1,351
	2/11/2019	7,179
Andrew J. Stafford	4/20/2017	9,933
	4/20/2018	9,933
	4/20/2019	9,934

Option Exercises and Stock Vested

The following table gives information on stock option exercises and the vesting of stock awards during 2016 for each of the Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter A. Altabef	—	—	35,015	372,209
Inder M. Singh	—	—	—	—
Jeffrey E. Renzi	—	—	11,505	115,496
Eric Hutto	—	—	2,052	21,012
Andrew J. Stafford	—	—	—	—
Janet B. Haugen	—	—	9,675	99,540

Pension Benefits

Certain of the Company’s officers participate in the following three pension plans sponsored by Unisys in the United States. Effective December 31, 2006, each of these plans was frozen and benefits thereunder ceased to accrue. No new participants are now allowed.

•	Unisys Pension Plan (the “Pension Plan”) — a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•

Unisys Corporation Supplemental Executive Retirement Income Plan (the “Supplemental Plan”) — a non-qualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

•

Unisys Corporation Elected Officer Pension Plan (the “Officer Plan”) – a non-qualified defined benefit plan available to all elected officers who met eligibility requirements by December 31, 2006. The plan is designed to provide a minimum target of retirement income for executives.

The table below presents pension plan information as of December 31, 2016 for Ms. Haugen. Mr. Altabef, Mr. Singh, Mr. Renzi, Mr. Hutto and Mr. Stafford are not participants in any of the three pension plans because they were not employed by the Company prior to when the plans were frozen.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Janet B. Haugen	Pension Plan	10.667	562,265	—
	Supplemental Plan	10.667	255,243	—
	Officer Plan	10.667	1,999,637	—

The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which Ms. Haugen is entitled to unreduced benefits. This is generally the later of age 62 and achievement of vesting requirements. The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that Ms. Haugen has terminated employment and therefore do not apply any decrements in respect of termination, mortality before age 62, disability and the like. Assumptions as to life expectancy post age 62 are based on the MRP-2007 base table (sex distinct) projected with Scale MMP-2007. The discount rate used is 4.38% per annum. Where benefits are payable as a 50% contingent annuity without actuarial reduction, which is the case for Ms. Haugen, who is an Officer Plan participant who is married, benefits have been valued using actual spouse information. Post-2004 non-qualified benefits for terminated executives have been valued assuming benefit commencement at the later of age 55 or termination of employment with a 6 month delay reflected for key employees and the form of payment required under plan provisions.

The following summarizes the benefits under the specific plans:

Unisys Pension Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Pension Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Pension Plan provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s bookkeeping account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on 5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. Ms. Haugen is eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment; or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. Ms. Haugen is eligible for the career pay benefit.

For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred on a before-tax basis under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.

As of December 31, 2016, Ms. Haugen, whose employment with the Company terminated as of November 1, 2016, was vested in her Pension Plan benefit and is eligible to immediately receive the cash balance portion of her benefit. She is also eligible to receive an early retirement benefit under the career pay formula.

Although benefits ceased to accrue under the Pension Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits until paid.

Unisys Corporation Supplemental Executive Retirement Income Plan

On or before December 31, 2006, all employees of Unisys were eligible to participate in the Supplemental Plan on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The Supplemental Plan provides benefits under the same provisions as the Pension Plan except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the Pension Plan is applied as an offset to the benefits available under the Supplemental Plan.

•

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A of the Internal Revenue Code (“Section 409A”)) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Supplemental Plan.

As of December 31, 2016, Ms. Haugen, whose employment with the Company terminated as of November 1, 2016, was vested in her Supplemental Plan benefit. Ms. Haugen was vested as of December 31, 2004 and is eligible to immediately receive the pre-2005 cash balance portion of her benefit. Ms. Haugen is also eligible to receive an early retirement benefit. Ms. Haugen is required to commence the post-2004 portion of her benefit at termination with a 6 month delay, specifically on May 1, 2017.

Although benefits ceased to accrue under the Supplemental Plan effective December 31, 2006, the cash balance bookkeeping accounts continue to grow with interest credits until paid.

The Company has established a grantor trust relating to the Supplemental Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Corporation Elected Officer Pension Plan

Only elected officers of Unisys are eligible to participate in the Officer Plan. The Officer Plan was closed to entrants as of December 31, 2006. As a result, Ms. Haugen is the only Named Officer who is eligible for the plan.

The Officer Plan provides a gross annual accrued benefit equal to 4% of final average compensation for each of the first 10 years of credited service, plus 1% of final average compensation for each year of credited service in excess of 10 (but not in excess of 30), minus 50% of the participant’s Social Security benefit. This benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The gross benefit is offset by the benefits payable under both the Pension Plan and the Supplemental Plan.

Final average compensation is the average of the highest consecutive 60 months of plan compensation out of the last 120 months of employment, but no compensation after December 31, 2006 is included. Plan compensation is identical to that used for the Supplemental Plan.

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the Pension Plan benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or a 50% contingent annuity, which is not actuarially reduced, for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the Officer Plan.

Generally, benefits under the Officer Plan vest upon the earliest to occur of (a) attainment of age 55 and 10 years of service with Unisys, (b) for executives who were participants on or after January 1, 1997 and before July 19, 2001, attainment of age 50 and five years of service with Unisys or (c) a change in control of Unisys. As of December 31, 2016, Ms. Haugen, whose employment terminated as of November 1, 2016, was vested in her Officer Plan benefits. Ms. Haugen is currently eligible to receive an early retirement benefit. Ms. Haugen is required to commence the post-2004 portion of her benefit at termination with a 6 month delay, specifically on May 1, 2017.

The Company has established a grantor trust relating to the Officer Plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Defined Contribution Plans

The Named Officers based in the U.S. are eligible to participate in the Unisys Savings Plan, which is a tax-qualified defined contribution plan with a matching contributions feature. In 2016, the Company made matching contributions under the plan of 50% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 6% of eligible pay contributed.

Mr. Stafford is eligible to participate in the U.K. Unisys Defined Contribution Plan, which is a U.K. tax-qualified defined contribution plan with a matching contribution feature. In 2016, the Company made matching contributions under the plan of 150% of each 1% of eligible pay contributed by a participant on a before-tax basis, up to the first 4% of eligible pay contributed.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the Named Officers that has been deferred under a plan that is not tax-qualified. Under the

Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

Name	Executive Contributions in 2016 ($)	Company Contributions in 2016 ($)	Aggregate Earnings in 2016 ($) (1)	Aggregate Withdrawals/ Distributions in 2016 ($)	Aggregate Balance at December 31, 2016 ($) (1)
Peter A. Altabef	-	-	-	-	-
Inder M. Singh	-	-	-	-	-
Jeffrey E. Renzi	-	-	-	-	-
Eric Hutto	-	-	-	-	-
Andrew J. Stafford	-	-	-	-	-
Janet B. Haugen	-	-	13,273	-	63,621

(1)	No amounts shown in this column are reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the Current Named Officers would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Termination Arrangements

Mr. Altabef’s Letter Agreement

Under the letter agreement covering the terms and conditions of Mr. Altabef’s employment as President and Chief Executive Officer, if Mr. Altabef’s employment is terminated by the Company without cause or by Mr. Altabef for good reason (defined generally as a reduction in aggregate compensation target, a material reduction in duties or authority or removal as Chief Executive Officer) prior to a change of control of the Company, Mr. Altabef will be entitled to receive an amount equal to two times the sum of (1) his base salary (at its then current rate) plus (2) his target bonus amount (as in effect on the date of termination), and monthly payments for up to 24 months equal to the difference between the monthly COBRA rate and the monthly active employee contribution rate applicable to Mr. Altabef, subject to his execution of a release of claims in favor of the Company. The letter agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment for any reason. If

Mr. Altabef materially breaches any of these provisions, the Company has the right to terminate any payments described above that have not yet been made and to seek the recoupment of any such payments that were previously made.

Executive Officer Severance Agreements

The Company has entered into letter agreements with certain of its executive officers, including the Current Named Officers other than Mr. Altabef, providing that if any such executive officer’s employment is terminated by the Company without cause or by such executive officer for good reason (defined generally as a reduction in duties or authority, a reduction in annual base salary or a requirement that an executive relocate from their principal residence or perform their principal duties in a new location), that executive officer will be entitled to receive an amount equal to the sum of his or her annual base salary plus his or her annual target bonus, payable in substantially equal installments during the twelve month period following the date of termination. Each such executive officer will also be entitled to continued medical, dental and vision coverage for up to one year at the same costs applicable to active employees. In addition, if such executive officer is a participant under the Unisys Corporation Executive Death Benefit Only Program at the time of termination, the executive officer will be deemed to have met the age and service requirements for retirement as set forth in the program and, upon the executive officer’s death, his or her beneficiary shall be entitled to the post-retirement death benefits provided under the program.

The amount of the termination payments to which the Current Named Officers would be entitled if their employment had terminated on the last business day of 2016 under circumstances entitling them to the payments above are set forth below, along with the total amounts that would have been payable to them in respect of medical, dental and vision coverage under the terms of their respective agreements.

Name	Aggregate Termination Payments ($)	Aggregate Medical, Dental and Vision Payments ($)(1)
Peter A. Altabef	4,374,000	36,041
Inder M. Singh	997,500	17,420
Jeffrey E. Renzi	926,250	11,320
Eric Hutto	950,000	17,420
Andrew J. Stafford	1,122,841	1,841

(1)	Mr. Stafford would continue to receive life insurance coverage for up to one year under the applicable program that applies to U.K. employees.

The Current Named Officers are also each party to a change in control agreement with the Company, as described below. They are not entitled to receive duplicate payments under their change in control agreement and the above-described agreements. In the event of a conflict, they will be entitled to the benefits under their change in control agreement.

Change in Control Agreements

The Company has entered into change in control employment agreements with its executive officers, including the Current Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Mr. Altabef’s change in control employment agreement is substantially similar to the other executive officer’s change in control employment agreements except that the lump sum payment relating to annual salary and bonus will be equal to two and a half times the sum of his annual base salary plus the higher of his target bonus prior to the change of control, the highest annual bonus paid in the three years prior to the change of control or the annual bonus paid after the change of control. Mr. Stafford’s change in control employment agreement is also substantially similar to the other executive officers’ change in control employment agreements except that his has been modified to reflect that he is employed by and receives benefits from a subsidiary of the Company in the U.K. with terms relating to the continuation of health and benefits customary in that country. The material terms of each of the change in control employment agreements with the Current Named Officers are summarized below.

A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), the terminated executive will be entitled to receive special termination benefits. These benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to two years of salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus) (or, in the case of Mr. Altabef, as described above), (3) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the two-year period, (4) for two years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (6) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payment or distribution will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to the executive. The executive is under no obligation to mitigate amounts payable under these agreements.

Summary

If the Current Named Officers had become entitled to the special termination benefits described above on the last business day of 2016, they would have received the following:

Name	Pro-Rata Bonus ($)	Lump Sum Payment for Salary and Bonus ($)	Value of Outplacement Services ($)(1)	Welfare Benefit Plan Premiums ($)	Health Coverage Payments ($)	Total ($)(2)
Peter A. Altabef	1,312,200	5,710,500	50,000	20,264	36,041	7,129,005
Inder M. Singh	472,500	1,995,000	50,000	12,628	36,041	2,566,169
Jeffrey E. Renzi	487,350	1,924,700	50,000	9,789	23,421	2,495,260
Eric Hutto	340,200	1,680,400	50,000	13,181	36,041	2,119,822
Andrew J. Stafford	547,025	2,245,682	50,000	1,234	607	2,844,548

(1)	The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore, the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(2)	Amounts shown in this column do not include the value of the vested awards shown in the tables below under “Long-Term Incentive Plans”.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs and a participant’s employment terminates for “good reason” or other than for cause within 24 months of the change in control, all stock options and Time-Based RSUs will become fully vested, a pro-rata portion (based on the completed portion of the related performance cycle) of the target amount of Performance-Based RSUs granted under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan, and the full amount of the target amount of Performance-Based RSUs granted under the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan and the 2016 Plan will vest. If a change in control and a termination of employment had occurred on the last business day of 2016, the Current Named Officers would have become vested in the following number of RSUs, having the following values, and would have become entitled to receive the following amount of long-term performance cash:

Name	Vested Restricted Stock Units (#)	Value of Vested Restricted Stock Units (1)($)	Value of Vested Long- Term Performance Cash ($)
Peter A. Altabef	328,393	4,909,475	1,434,000
Inder M. Singh	35,000	523,250	189,000
Jeffrey E. Renzi	75,518	1,128,994	281,800
Eric Hutto	48,986	732,341	216,700
Andrew J. Stafford	59,600	891,020	300,000

(1)	Based on the $14.95 closing price of Unisys common stock on December 30, 2016.

In addition, the following number of stock options would have become exercisable at the following exercise prices:

Name	Stock Options (#)	Exercise Price ($)
Peter A. Altabef	93,333	28.19
Inder M. Singh	-	-
Jeffrey E. Renzi	11,999	32.90
	20,499	22.60
Eric Hutto	3,333	21.77
	4,756	13.00
Andrew J. Stafford	-	-

A discussion of amounts payable to the Named Officers under the pension plans sponsored by the Company begins on page 65.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and officers are required to file reports with the SEC concerning their ownership of Unisys equity securities. During 2016, no officers or directors had any late filings.

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) for inclusion in the proxy materials for the 2018 annual meeting of stockholders must be received by the Company by November 18, 2017.

Any stockholder who intends to present a proposal at the 2018 annual meeting and has not sought to include the proposal in the Company’s proxy materials pursuant to Rule 14a-8 must deliver notice of the proposal to the Company no later than January 26, 2018.

Any stockholder who intends to make a nomination for the Board of Directors at the 2018 annual meeting must deliver to the Company no later than January 26, 2018 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee,

(ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2016 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-6999, or write us at Investor Relations, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, PA 19422. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Forward Looking Statements

These proxy materials contain information that may constitute “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from expectations. Factors that could affect future results include, but are not limited to, those discussed under “Risk Factors” and in Part I, Item 1A of the Company’s 2016 Form 10-K. Any forward-looking statement speaks only as of the date on which that statement is made. The Company assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Alliance Advisors to assist in the solicitation of proxies for a fee of approximately $22,500, plus expenses.

By Order of the Board of Directors,

Gerald P. Kenney

Senior Vice President, General Counsel

and Secretary

Dated: March 17, 2017

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m.
Eastern Time the day before the cut-off or annual meeting date. Have your proxy
UNISYS CORPORATION card in hand when you access the website and follow the instructions provided.
801 LAKEVIEW DRIVE, SUITE 100
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
BLUE BELL, PA 19422 If you would like to reduce the costs incurred by Unisys Corporation in mailing proxy materials, you can consent to receive all future proxy statements, annual reports and proxy cards electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY TELEPHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.
VOTE BY MAIL
Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19035-P87687-Z69484 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
UNISYS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 THROUGH 4 AND A VOTE FOR “ONE YEAR” FOR ITEM 5
1. Election of Directors
For Against Abstain
Nominees:
1a. Peter A. Altabef
1b. Jared L. Cohon For Against Abstain 1c. Alison Davis 2. Ratification of the selection of KPMG LLP as the
Company’s independent registered public accounting 1d. Nathaniel A. Davis rm for 2017;
3. Approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of
1e. Denise K. Fletcher authorized shares of the Company’s common stock from 100,000,000 to 150,000,000; 1f. Philippe Germond    4. Advisory vote on executive compensation;
One Two Three
1g. Paul E. Martin
Year Years Years Abstain
1h. Lee D. Roberts 5. Advisory vote on the frequency of holding an advisory vote on executive compensation.
1i. Paul E. Weaver
Mark here for address change or comments. SEE REVERSE SIDE Yes No The shares represented by this proxy, when properly executed, will be voted in the Please indicate if you would like to keep your vote confidential. manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted as recommended by the Board of Directors. The trustee for the Savings Plan will vote as described on page 2 of the proxy statement.
Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

UNISYS
Annual Meeting of Stockholders April 26, 2017 8:00 a.m., local time JW Marriott 160 Central Park South New York, NY 10019
YOUR VOTE IS IMPORTANT THANK YOU FOR VOTING
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice of 2017 Annual Meeting and Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.
UNISYS CORPORATION
PROXY FOR ANNUAL MEETING TO BE HELD APRIL 26, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Peter A. Altabef, Denise K. Fletcher and Paul E. Weaver, and each of them, proxies with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)